----------------------------------------------------
As filed with the Securities and Exchange Commission
on February 5, 2002
Registration Statement No. 333-72198
----------------------------------------------------

      U. S. SECURITIES AND EXCHANGE COMMISSION
              Washington, D.C. 20549

           AMENDMENT NO. 1 TO FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF
                     1933

                  REED'S, INC.
(Exact name of registrant as specified in its charter)

                   Delaware
         (State or other jurisdiction
          of incorporation or organization)

                     2086
(Primary Standard Industrial Classification Code
                    Number)

                  95-4348325
       (IRS Employer Identification No.)

          13000 South Spring Street,
         Los Angeles, California 90061
          Telephone: (310) 217-9400
       (Address and telephone number
        of principal executive offices)

          13000 South Spring Street,
         Los Angeles, California 90061
     (Address of principal place of business
       or intended principal place of business)

              Christopher J. Reed
                  Reed's, Inc.
          13000 South Spring Street,
         Los Angeles, California 90061
          Telephone: (310) 217-9400
        (Name, address and telephone
           number of agent for service)

         Copies of all communications to:

             Edward T. Swanson, Esq.
            1135 17th Street, Suite E,
          Santa Monica, California 90403
                 (310) 283-1035

Approximate date of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities
Act of 1933 registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. []

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[]

CALCULATION OF REGISTRATION FEE
---------------------------------

Title of each class of             Common stock,
securities to be registered        $.0001 par value

Proposed maximum
aggregate offering price (1)       $18,000,000.00

Amount of registration fee (1)          $4,500.00 (2)

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2) Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND
MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL
THE REGISTRATION STATEMENT FILED WITH THE SECURITIES
AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS
IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE
NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY
JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)
DATED February 5, 2002

[logo]

REED'S, INC.

Offering of 3,000,000 common shares
of Reed's, Inc. at $6.00 / share.
-----------------------------------------

We develop, market and distribute gourmet natural non-alcoholic beverages, as well as candy, ice cream and cookies.

We are offering 3,000,000 shares of our common stock.
No public market currently exists for our shares. The public offering price is $6.00 per share. The offering will continue until ______, 2002 (nine months after the date of this prospectus), unless terminated sooner by us.

The shares are offered on a best efforts basis through Equityhound Securities Corp. and possibly through other members of the National Association of Securities Dealers, Inc., for a negotiated commission not to exceed 10% (before expenses) of sales made through them. There is no public trading market for our securities, and if a market develops for our securities, it will most likely be limited, sporadic and highly volatile.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE
OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO
READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING
SHARES OF THE COMMON STOCK.



Per Share                               $6.00/share
Total Public Offering Price             $18,000,000

Estimated Selling Discounts and Commissions:
$0.60/share - $1,800,000 total.

Proceeds to Company Before Estimated Expenses of the
Offering:          $5.40/share - $16,200,000 total.

Proceeds to Us After Estimated Expenses of the
Offering:          $5.23/share - $15,690,000 total.

There is no minimum offering amount. Offering proceeds will not be placed in escrow. Upon receipt, offering proceeds will be deposited into the operating account of Reed's and used to conduct the business affairs of Reed's. The offering will terminate nine months after the effective date of this prospectus unless terminated sooner by us.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE
SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED
THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS
TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE
-----------------------------------------------------
The date of this prospectus is _____________

TABLE OF CONTENTS

Section                            Page #
---------------------------------------------
Prospectus Summary.........................3
Risk Factors...............................5
Forward Looking Statements................10
Use Of Proceeds...........................10
Dividend Policy...........................11
Capitalization............................12
Dilution..................................13
Management's Discussion And Analysis
Of Financial Condition And Results Of
Operations................................14
Business..................................16
Management................................28
Certain Transactions......................31
Principal Shareholders....................31
Description Of Securities.................32
Shares Available For Future Resale........34
Plan of Distribution......................34
Legal Matters.............................35
Experts...................................35
Additional Information....................35
Index To Financial Statements.............36

Appendix A. Subscription Agreement

PROSPECTUS SUMMARY

This summary highlights information found in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section titled
"Risk Factors." This prospectus describes our company, finances and products. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

About Our Company

Reed's, Inc. is a Delaware corporation with its main offices in Los Angeles, California. We changed our name to "Reed's, Inc." from "Original Beverage
Corporation" and our state of incorporation from Florida to Delaware in October of 2001. We began operations in June of 1987 as a sole proprietorship founded by Christopher J. Reed.

We are primarily in the business of manufacturing and marketing gourmet natural non-alcoholic beverages, as well as candy, ice cream and cookies. We currently offer 15 beverages, including six varieties of Reed's
Ginger Brews, Virgil's Root Beer, two varieties of
China Cola, and six varieties of Malibu Teaz. However, we consider our core business to be ginger products rather than strictly beverages. Our more recent products include Reed's Crystallized Ginger Candy,
Reed's Crystallized Ginger Baking Bits, Reed's Ginger
Candy Chews, Reed's Original Ginger Ice Cream, Reed's
Chocolate Ginger Ice Cream, and Reed's Green Tea
Ginger Ice Cream. We expect to be launching our Reed's Ginger Cookie line during the winter or spring of 2002. We sell our products primarily in upscale gourmet and natural food stores in the United States and Canada. Most of our products are sold in the natural food industry.

The Offering

Common Stock being offered...........3,000,000 shares
Offering Price.......................$6.00 per share
Common stock outstanding:
Prior to this offering............... 4,704,964 shares
After this offering if
all shares offered are sold.......... 7,704,964 shares

Use of proceeds

We plan to use the proceeds to repay up to $500,000 of outstanding debt, for hiring additional sales representatives, purchasing and placing coolers and vending machines, marketing tools, new products, and working capital. The actual uses will depend on the amount of shares sold pursuant to this offering.

Summary Financial Information

	      Years Ended	      Nine Months Ended
	      December 31,             September 30,
	--------------------------------------------
                              (Unaudited)(Unaudited)
	      2000	   1999	     2001	      2000
Statements of
Income Data:
Sales  $5,990,470  $5,155,625 $4,947,606 $4,595,439
Gross profit
        1,426,990   1,390,859  1,179,863  1,139,630
Selling,G&A
        1,877,147   1,200,640  1,499,596  1,364,392
Income(loss)from operations
         (450,157)    190,219   (319,733)  (224,762)
Income(loss)before income taxes
         (483,813)      8,308   (469,596)  (273,484)
Provision for income taxes (benefit)
          (40,310)      1,500    (13,200)       800
Net income(loss)
         (443,503)      6,808   (456,396)  (274,284)
Earnings (loss)/share
            (0.11)        --       (0.10)     (0.07)
Weighted average shares used to compute
earnings per share
         4,010,904   3,562,352  4,693,018  3,887,374


	       December 31, 2000 	September 30, 2001
	       ------------------	------------------
			                            (unaudited)
Balance Sheet Data:
Total assets	          $3,943,433         $4,220,781
Current liabilities   	 1,129,641  	    1,915,872
Long-term liabilities 	 1,140,329    	    1,009,833
Stockholders' equity  	 1,673,463  	    1,295,076

RISK FACTORS

An investment in our common stock is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus, before making an investment decision.
The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth in this prospectus, including our financial statements and the related notes thereto.

IF WE ARE NOT ABLE TO RETAIN OUR PRESIDENT AND CEO, IT
WILL BE MORE DIFFICULT FOR US TO MANAGE OUR OPERATIONS
AND OUR OPERATING PERFORMANCE WOULD SUFFER.

Our business is dependent, to a large extent, upon the services of Christopher J Reed, our founder, President, CEO and Chairman of the Board. Mr. Reed is in charge of all of our day-to-day operations. In the event of the loss or unavailability of Mr. Reed to us, there can be no assurance that we would be able to timely locate or employ qualified personnel to replace him. We do not have a written employment agreement with Mr. Reed. As a result, there is no assurance that Mr. Reed will remain in our employ.

DESPITE OUR DEPENDENCE ON MR. REED, WE DO NOT
MAINTAIN KEY MAN LIFE INSURANCE ON HIM.

In the event of Mr. Reed's death, for at least a short period our revenues and any profits could decrease substantially without life insurance benefits to offset at least a portion of such decrease.

THE BEVERAGE BUSINESS IS HIGHLY COMPETITIVE.

We compete primarily with other natural soda companies including SoBe, Snapple, Mystic, Arizona,
Hansen's, and Knudsen & Sons. Several of our competitors and potential competitors have financial resources superior to ours. These greater resources permit our competitors to implement extensive advertising and promotional programs, which we have not been, and may not be, able to match. As these competitors enter the field, our market share may fail to increase or may decrease despite our efforts to continue to produce superior products through the use of higher quality ingredients and a brewing process that we believe remains a trade secret. See
"Business-Competition"

Competitors in the soft drink industry include bottlers and distributors of nationally advertised and marketed products as well as chain store and private label soft drinks. The principal methods of competition include: brand recognition, price and price promotion, retail space management, service to the retail trade, new product introductions, packaging changes, distribution methods and advertising.

IF OUR COMPETITORS MISAPPROPRIATE OUR UN-PATENTED
PROPRIETARY KNOW-HOW, TRADE DRESS AND TRADE SECRETS,
IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR
BUSINESS.

If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our know-how, it could materially and adversely affect our business. We rely primarily on proprietary know-how (trade secrets) in the production of our beverages, as well as on confidentiality agreements with the companies that produce our beverages and with our employees.

We regard the protection of our trademarks, trade dress and trade secrets as critical to our future success. We have registered our trademarks in the United States. We also rely on a combination of laws and contractual restrictions, such as confidentiality agreements, to establish and protect our proprietary rights, trade dress and trade secrets. However, laws and contractual restrictions may not be sufficient to prevent misappropriation of our proprietary rights, trade dress or trade secrets. See "Business-
Proprietary Rights."

ANY DECREASE IN THE SUPPLY OF GINGER OR OTHER KEY
INGREDIENTS OR INCREASE IN THE PRICES OF SUCH
INGREDIENTS COULD SIGNIFICANTLY INCREASE OUR COSTS AND
REDUCE PROFITS.

We depend upon an uninterrupted supply of ginger and certain other ingredients. See "Business - Raw
Materials." Any decrease in the supply of these ingredients or increase in the prices of these ingredients as a result of any adverse weather conditions, pests or fungal disease could substantially increase our costs and consequently reduce profits.

AN INCREASE IN THE COSTS OF PACKAGING FOR OUR PRODUCTS
COULD DECREASE PROFITS.

We spend significant amounts on packaging for our Products because we consider packaging to be an important component in the sale of our products. If the costs of our packaging increases significantly, the total cost of our products would increase significantly and our profits would decrease.

THE LOSS OF EITHER OF OUR TWO LARGEST CUSTOMERS WOULD
SUBSTANTIALLY REDUCE OUR REVENUES.

During the year 2000, Trader Joes and Mountain Peoples accounted for approximately 12% and 10%, respectively, of our sales. The loss of either customer would substantially reduce our revenues.

WE DETERMINED THE OFFERING PRICE FOR THE SHARES BEING
OFFERED ARBITRARILY. THE MARKET PRICE FOR THE COMMON
STOCK AFTER THE OFFERING MAY VARY FROM THE OFFERING
PRICE.

Prior to this offering, there was no public market for our common stock. We arbitrarily determined the offering price for the shares being offered. The price bears no direct relationship to our assets, earnings, book value or other such criteria of value.

For this reason, the market price after the offering may vary from the initial offering price. As a result, shareholders may not be able to re-sell their stock or may have to sell at prices substantially lower than the price they paid for it.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL
DILUTION.

The initial public offering price is expected to be substantially higher than the net tangible book value of each outstanding share of common stock. Purchasers of common stock in this offering will suffer immediate and substantial dilution. The dilution will be $3.86 per share, or 64%, in the net tangible book value of the common stock from the public offering price if all shares offered hereby are sold. If fewer than all shares offered hereby are sold, or if the outstanding options and warrants to purchase shares of common stock were exercised, there would be further dilution.
See "Dilution"

AS OF SEPTEMBER 30, 2001, WE WERE INCURRING OPERATING
LOSSES, AND HAD AN OPERATING DEFICIT.

For the nine months ended September 30, 2001, we had a loss from operations of $319,733, while for the year ended December 31, 2000, we had a loss from operations of $450,157. As of September 30, 2001, we had an accumulated deficit of $778,747.

OUR NEED FOR ADDITIONAL FINANCING IS UNCERTAIN, AS IS
OUR ABILITY TO OBTAIN FURTHER FINANCING, IF REQUIRED.

We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least 24 months after the date of this prospectus. We may need to raise additional funds to respond to business contingencies, which may include the need to:

*  Fund more rapid expansion,
*  Fund additional marketing expenditures,
*  Enhance our operating infrastructure,
*  Respond to competitive pressures, or

*  Acquire complementary businesses.

We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures could be significantly limited.

FUTURE FINANCINGS COULD ADVERSELY AFFECT YOUR
OWNERSHIP INTEREST AND RIGHTS IN COMPARISON WITH THOSE
OF OTHER SHAREHOLDERS.

If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders will be reduced, and these newly-issued securities may have rights, preferences or privileges senior to those of existing shareholders, including, those acquiring shares in this offering.

WE MAY INCUR SUBSTANTIAL LOSSES AS A RESULT OF PRODUCT
RECALL AND PRODUCT LIABILITY.

We may be liable if the consumption of any of our products causes injury, illness or death. We also may be required to recall some of our products if they become contaminated or are damaged or mislabeled. A significant product liability judgment against the Company or a widespread product recall, to the extent either such event was in excess of the limits of our product liability insurance, could substantially impair our business, financial condition and results of operations.

WE NEED TO MANAGE OUR GROWTH AND MAINTAIN PROCEDURES
AND CONTROLS.

We are in a period of significant growth in our operations and market opportunities. This expansion is expected to place a significant strain on our management, operational and financial resources. We expect to increase our employee base. Such growth may require improvements in our operational, accounting and information systems, procedures and controls.

OUR MANAGEMENT HAS BROAD DISCRETION IN THE APPLICATION
OF THE NET PROCEEDS FROM THIS OFFERING.

Our management presently intends to utilize a substantial portion of the net proceeds of this offering for the specific purposes set forth in "Use of Proceeds." However, we have broad discretion with respect to redirecting the application and allocation of the net-proceeds of this offering in light of changes in circumstances and the availability of certain business opportunities. As a result, any return on investment to investors will be substantially dependent upon the discretion and judgment of our management with respect to the application and allocation of the net proceeds of the offering. See "Use of Proceeds"

OUR BOARD OF DIRECTORS HAS THE POWER TO ISSUE
ADDITIONAL SHARES OF COMMON STOCK.

Our board of directors has the power to issue any or all of such additional common shares for general corporate purposes without shareholder approval.
Potential investors should be aware that any such stock issuances might result in a reduction of the book value of the common shares. If we issue any additional common shares, such issuance will reduce the proportionate ownership and voting power of each other shareholder.

WE DO NOT INTEND TO DECLARE ANY CASH DIVIDENDS IN THE
FORESEEABLE FUTURE.

For the foreseeable future we expect that any earnings, which may be generated from our operations, will be used to finance our growth and that we will not pay any cash dividends to shareholders. See
"Dividend Policy"

WE DO NOT MAINTAIN EMPLOYMENT CONTRACTS WITH KEY
EMPLOYEES.

We do not maintain employment contracts with our key employees at this time, including Christopher J. Reed, our President, CEO and Chairperson of the Board. Loss of a key employee could be temporarily damaging to our growth.

THE LOSS OF ANY OF OUR THIRD-PARTY SUPPLIERS OR
SERVICE PROVIDERS COULD IMPAIR OUR OPERATIONS AND
FINANCIAL RESULTS.

We rely on third parties to produce our beverages, to produce our glass bottles and to bottle our beverages.
The loss of our third-party suppliers or service providers could impair our operations and substantially reduce our financial results.

THE LOSS OF OUR THIRD PARTY DISTRIBUTORS COULD HAVE A
MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND
FINANCIAL RESULTS.

We depend on distributors to distribute our beverages and other products. The loss of our third party beverage distributors could impair our operations and financial results. Most of our distributors are not bound by written agreements with us and may discontinue their relationship with us on short notice.

BECAUSE IT MAY BE IMPOSSIBLE TO EFFECT A CHANGE IN
CONTROL OF REED'S WITHOUT THE CONSENT OF CHRISTOPHER
J. REED, MANAGEMENT IS ENTRENCHED EVEN THOUGH
SHAREHOLDERS MAY BELIEVE OTHER MANAGEMENT MAY BE
BETTER AND A POTENTIAL SUITOR WHO OTHERWISE MIGHT BE
WILLING TO PAY A PREMIUM TO REED'S MAY DECIDE NOT TO
ATTEMPT AN ACQUISITION.

Christopher J. Reed, our President, CEO and
Chairperson of the Board, currently owns approximately
68% our outstanding voting stock. If all shares offered hereby are sold, Mr. Reed will hold approximately 42% of our outstanding voting stock. If only 1,500,000 shares offered hereby (50%) are sold, Mr. Reed will own 51.6% of the outstanding voting stock, while if only 300,000 shares (10%) are sold, he will own 64% of the outstanding voting stock.
Consequently, Mr. Reed may be able to control the outcome on all matters requiring shareholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and the ability to control our management and affairs. See "Principal
Shareholders."

THERE IS NO PUBLIC TRADING MARKET FOR OUR
SECURITIES, AND IF A MARKET DEVELOPS FOR OUR
SECURITIES, IT WILL MOST LIKELY BE LIMITED, SPORADIC
AND HIGHLY VOLATILE.

As a result, if you purchase shares of our common stock and later decide to sell the shares, you may have difficulty selling the shares, and the price at which you can sell the shares (if at all) could be less than you might otherwise obtain if a broad public market for the common stock existed.

A SUBSTANTIAL NUMBER OF OUR SHARES WILL BE AVAILABLE
FOR SALE IN THE PUBLIC MARKET AFTER THE OFFERING AND
SALES OF THOSE SHARES COULD ADVERSELY AFFECT OUR STOCK
PRICE.

Sales of a substantial number of shares of common stock into the public market after this offering, or the perception that such sales could occur, could materially and adversely effect our stock price or could impair our ability to obtain capital through an offering of equity securities. After the offering we will have 7,704,964 shares of common stock outstanding if all shares offered hereby are sold, 6,204,964 shares outstanding if half (1,500,000) of the shares offered hereby are sold, and 5,004,964 shares outstanding if ten percent (300,000) of the shares offered hereby are sold. All of the shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the federal securities laws.

Of the shares currently outstanding,
4,275,889 shares are "restricted securities" under the Securities Act. Some of these "restricted securities" will be subject to restrictions on the timing, manner and volume of sales of such shares, as described under "Shares Available For Future Resale."

OUR COMMON STOCK MAY BECOME SUBJECT TO PENNY STOCK
REGULATION THAT MAY AFFECT THE LIQUIDITY FOR OUR
COMMON STOCK.

Shares of our common stock may become subject to the rules adopted by the Securities and Exchange
Commission that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).
The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of Securities' laws;

a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and significance of the spread between the "bid" and "ask" price a toll-free telephone number for inquiries on disciplinary actions;

definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

such other information and is in such form
(including language, type, size and format), as the Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

the bid and offer quotations for the penny stock;

the compensation of the broker-dealer and its salesperson in the transaction;

the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

to the depth and liquidity of the market for such stock; and

month account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock such as our common stock that is subject to the penny stock rules.

FORWARD LOOKING STATEMENTS

Some of the statements under the "Prospectus Summary,"
"Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
"Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "will,"
"should," "could," "expects," "plan," "anticipates,"
"believes," "estimates," "predicts," "potential," or
"continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

Our net proceeds from this offering, after deducting the 10% sales commission and offering expenses estimated to range from approximately $340,000 to $510,000, will be from $0 to $15,690,000 depending upon the number of shares sold. The offering is being made on a best efforts basis, and we do not know how many shares will be sold in the offering.

The primary purposes of this offering are to obtain additional capital, create a public market for the common stock, and facilitate future access to public markets. In general, we intend to use the net proceeds from this offering to retire indebtedness;
hire additional sales representatives; purchase and place coolers, vending machines and other marketing tools; and to continue launching new products. We intend to use a small portion of the net proceeds to provide for increased office staff and infrastructure.

We presently expect to use the proceeds from the offering substantially as follows:

          Estimated        Estimated         Estimated
          Amount if        Amount if         Amount if
Proposed  300,000          1,500,000         3,000,000
Use     Shares Sold      Shares Sold       Shares Sold
------ ------------      -----------       -----------
Debt
Retirement $400,000         $500,000          $500,000
Additional
sales repre-
sentatives  250,000        1,000,000         1,800,000
New product
launches    150,000          500,000         1,000,000
Retail
slotting    270,000        1,750,000         4,500,000
Brand
advertising 150,000        1,000,000         1,500,000
Cooler/vending
program      50,000        2,000,000         5,500,000
Eastern U.S.
production
facility          0          745,000           745,000
Working capital   0          185,000           145,000
Sales
Commissions 180,000          900,000         1,800,000
Other Selling
Expenses    350,000          420,000           510,000
         ----------      -----------       -----------
Total    $1,800,000      $ 9,000,000       $18,000,000
         ==========      ===========       ===========

We will use the first $100,000 of net proceeds to retire debt incurred in connection with the acquisition of Virgil's Root Beer. Depending on the number of shares sold pursuant to this offering, we also may repay a

$400,000 short-term loan that we are
using to fund this offering and the building of our first production facility.

We currently have two sales representatives working alongside our mainstream distributors. As a result of these tests, we are anticipating expanding the number of direct hired sales representatives to work along side our mainstream distributors. Each sales representatives is expected to cost the company approximately $50,000 per year in salary and expenses.

New product launches cost from $25,000 to $100,000.
We currently intend to launch up to twenty or more new products during the next twelve months. Strategic expansions of the Virgil's line and the China Cola line are planned. At least two more Ginger Brews are in the works. Four Ice Creams, Four Cookies, Ginger
Chews and three more Ginger Candies round out the work in progress and ahead.

Retail supermarkets require slotting fees to place products on the shelf. Based on our successes to date in supermarkets, we are planning to expand our presence in supermarkets. The cost for a new placement is normally between one case of free goods per store per new item placed to $100 per store per new item placed. We are planning to place 3 new items in up to 30,000 new accounts.

We are planning to use strategic consumer and trade targeted advertising to build brand awareness. The advertising will be employed to support existing and new product placements. The advertising planned will include print ads in both magazine and newspapers, public relations and consumer event sponsorships where our products can be sampled.

Marketing plans include placement of up to 2,000
Reed's branded refrigerated coolers and a similar placement of Reed's branded vending machines throughout the United States and Canada. We consider coolers and vending machines to be very efficient and proven marketing models.

We believe that our operations become more efficient with each brewing and bottling facility we open. We plan in the next few years to open and outfit at least three regional facilities in the United States and Canada. Each additional facility costs about $745,000 to bring online including location, equipment and personnel. Each facility creates greater efficiency in production and distribution, direct savings in shipping costs and greater exposure for our brands.
Most importantly, ownership of production protects proprietary formulas, recipes, and procedures while maintaining consistent, high quality control.

In the event that only a limited number of shares are sold, we will reduce or eliminate the proposed uses as described in the table above. The speed with which we expand our marketing and advertising of our products, and the number of products we offer to the public, will depend in substantial part on the number of shares of common stock sold pursuant to this offering.
If only a limited number of shares are sold, our expansion plans will take substantially longer to implement. This, in turn, could reduce our potential profitability.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expansion of our business.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2001.

Current liabilities:
Notes payable to related
parties-current portion       $  190,122
Current portion
of long-term debt                117,013
Line of credit                    42,530
Notes payable                    370,000
Accounts payable               1,121,178
Accrued expenses                  75,029
                               ---------
Total current liabilities      1,915,872
                               ---------
Long-term liabilities:
Notes payable to
related parties                   87,222
Long-term debt - other           922,611
Deferred income tax                   --
                               ---------
Total long-term liabilities    1,009,833
                               ---------
Stockholders' equity:
Common stock - par value $.0001 per share:

Authorized - 7,500,000 shares (1)
Issued and outstanding -
4,704,964 shares                     470
Additional
paid-in capital                2,073,353
Retained deficit                (778,747)
                             -----------
Total
shareholders' equity           1,295,076
                             -----------
Total capitalization          $4,220,781
                             ===========
__________________________________
(1) In October 2001, the authorized common stock was increased to 50,000,000 shares when the Company was reincorporated in Delaware.

DILUTION

Our net tangible book value at September 30, 2001 was $418,974, or $0.09 per share. Our net tangible book value per share is determined by subtracting the total amount of our liabilities from the total amount of our tangible assets and dividing the remainder by the weighted average number of shares of our common stock outstanding.

The as adjusted net tangible book value per share after this offering will be $2.09 if all shares offered hereby are sold. Therefore, purchasers of shares of common stock in this offering will realize an immediate dilution of at least $3.91 per share or over 65% of their investment. If fewer than all shares offered hereby are sold, the dilution will be greater. The following table illustrates this dilution, assuming all shares offered hereby are sold:

Offering price per share of common stock        $6.00
Net tangible book value
per common share at September 30, 2001          $0.09
Increase per common share
attributable to new investors                   $2.00
Net tangible book value per share
of common stock after the offering              $2.09
Dilution per share
of common stock to new investors                $3.91

If only 1,500,000 shares of common stock are sold pursuant to this offering, the as adjusted book value per share after the offering will be $1.31, and purchasers in this offering will realize an immediate dilution of $4.69 per share. If only 300,000 shares of common stock are sold pursuant to this offering, the as adjusted book value per share after the offering will be $0.34, and purchasers in this offering will realize an immediate dilution of $5.66 per share.

Additional dilution will result to the extent that outstanding options, warrants, and convertible debt to purchase our common stock are exercised. As of September 30, 2001, we had outstanding options and warrants to purchase an aggregate of 483,876 shares of common stock at a weighted average exercise price of $1.06 per share. As of September 30, 2001, we had outstanding convertible debt to purchase an aggregate of 55,885 shares of common stock at a weighted average exercise price of $2.00 per share.

During the five years prior to the date of the prospectus, the Company has sold shares of common stock for prices ranging from $1.00 to $4.00 per share. None of such persons were executive officers, directors, affiliates or promoters of the Company at the time of purchase.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TWELVE MONTHS ENDED DECEMBER 31, 1999 COMPARED
TO TWELVE MONTHS ENDED DECEMBER 31, 2000

Net Sales. Net sales increased by $834,845 or 16.2% from $5,155,625 in 1999 to $5,990,470 in 2000. The net sales increase was primarily a result of sales growth of existing products in existing accounts(4.7%), new products(2.6%), and the acquisition of Virgil's Root
Beer(8.9%).

Cost of Goods Sold. Cost of Goods Sold expenses increased by $798,714 or 21.2% from $3,764,766 in 1999 to $4,563,480 in 2000 and increased as a percentage of net sales from 73.0% in 1999 to 76.2% in 2000.
This 3.2% increase in Cost of Goods Sold was primarily the result of increased trade discounts(1.5%) reducing net sales and increased freight costs(1.8%). Freight costs increased due to fuel prices increasing and trade promotions and discounts increased due to new product launches.

Selling Expenses. Selling expenses increased by $453,177 or 85.6% from $508,653 in 1999 to $943,830 in 2000 and increased as a percentage of net sales from 9.9% in 1999 to 15.8% in 2000. The increase in selling expenses was primarily due to increased use of brokers(21.4%), additional direct hire sales representatives(23.2%), increased trade show expenses and promotion expenses(27.4%). These costs were incurred in an effort to expand our sales both beyond our traditional markets and geographically.

General And Administrative Expenses: General and administrative expenses increased by $241,330 or 34.9% from $691,987 in 1999 to $933,317 in 2000 and increased as a percentage of net sales from 13.4% in 1999 to 15.6% in 2000. The increase in general and administrative expenses is primarily a result of an increase in amortization(3.6%), payroll(9.0%), travel(8.3%), telephone(1.7%) and storage and moving.
These expenses increased due to increased staff to support our expanded marketing efforts.

Interest and Other Expenses: In fiscal 2000, interest expense was $62,299 and interest income was $13,051, resulting in a net interest expense of $49,248. In the previous fiscal year, interest expense was $44,840 and interest income was $104, for a net interest expense of $44,736. The Company had higher interest income due to the equity investments of the SCOR offering. Interest expenses were higher due to the purchase of Virgil's Root Beer.

In 1999, we had other non-operating expenses of $142,175 less non-operating income of $5,000. In 2000, we had non-operating income of $15,592 and no non-operating expenses. The non-operating expenses in 1999 were related to the company's first SCOR public offering. The non-operating income from 1999 was for a settlement income from a lawsuit and the $15,592 of non-operating income in 2000 was for a onetime forgiveness of debt.

Liquidity And Capital Resources: We have financed our operations to date through a public offering of common stock, private sales of equity and convertible debt securities, a line of credit from a financial institution and cash generated from operations. At
December 31, 2000, we had working capital of $763,786, an increase of $457,720 over our working capital balance of $306,516 at December 31, 1999. The net increase in working capital was primarily attributable to our use of the proceeds from the common stock sales to invest in inventory and pay down certain current liabilities.

Net cash used by operating activities for the year ended December 31, 2000 was $688,076, primarily a result of the net loss and an increase in inventories.

Net cash used in investing activities of $423,730 primarily related to the purchase of property and equipment.

Net cash provided by financing activities of $1,108,973 resulted primarily from the sale of the Company's common stock.

NINE MONTHS ENDED SEPT. 30, 2000 COMPARED
TO NINE MONTHS ENDED SEPT. 30, 2001

Net Sales. Net sales increased by $352,167 or 7.7% from $4,595,439 in first nine months of 2000 to $4,947,606 in first nine months of 2001. The net sales increase was primarily a result of sales growth of existing products (2.5%) and the introduction of new products (5.2%).

Cost of Goods Sold. Cost of Goods Sold expenses increased by $311,934 or 9.0% from $3,455,809 in first nine months of 2000 to $3,767,743 in first nine months of 2001 and increased as a percentage of net sales from 75.2% in first nine months of 2000 to 76.2% in first nine months of 2001. This 1.0% increase in Cost of Goods Sold was primarily the result of increased production costs.

Selling Expenses. Selling expenses increased by $63,005 or 8.6% from $729,767 in first nine months of 2000 to $792,772 in first nine months of 2001 and increased as a percentage of net sales from 15.9% in first nine months of 2000 to 16.0% in first nine months of 2001. The increase in selling expenses was primarily due to increased use of brokers(1.3%), and increased promotion expenses(7.0%). These costs were incurred in an effort to introduce the company's new ice cream line and ginger chew line and to expand our sales beyond our traditional markets.

General And Administrative Expenses: General and administrative expenses increased by $72,199 or 11.4%
from $634,625 in first nine months of 2000 to $706,824 in first nine months of 2001 and increased as a percentage of net sales from 13.8% in first nine months of 2000 to 14.3% in first nine months of 2001.
The increase in general and administrative expenses was primarily due to increased utilities (1.6%), increased insurance (1.7%) and increased office expenses (1.5%) due to the purchase of the Company's new production facility in Los Angeles and increased amortization expenses (4.0%) due to the purchase of Virgil's and China Cola brands.

Interest And Other Expenses: In first nine months of
2001, interest expense was $99,493 and interest income was $2,189, resulting in a net interest expense of $97,304. In first nine months of 2000, interest expense was $59,502 and interest income was $7,131 for a net interest expense of $52,371. The Company had higher interest expenses due to borrowing funds for the building of the brewery and financing the public offering expenses.

Liquidity And Capital Resources: We have financed our operations to date through a public offering of common stock, private sales of equity and convertible debt securities, a line of credit from a financial institution and cash generated from operations. At
Sept. 30, 2001, we had working capital of $278,093, a decrease of $721,075 over our working capital balance of $999,166 at Sept. 30, 2000. The net decrease in working capital was attributable to the increases in accounts payable and current portion of long-term debt.

Net cash used in operating activities for the nine months ended Sept. 30, 2001 was $66,059 consisting primarily of the Company's net less for the period.

Net cash used in investing activities of $55,216 primarily related to the purchase of property and equipment and an advance to an officer.

Net cash provided by financing activities of $392,425 resulted primarily from short-term borrowings.

BUSINESS

Background

We are a growing specialty developer, marketer and seller of gourmet natural non-alcoholic beverages, as well as candy, ice cream and cookies. We currently offer 15 beverages, including six varieties of Reed's
Ginger Brews, Virgil's Root Beer, two varieties of
China Cola, and six varieties of Malibu Teaz. However, we consider our core business to be ginger products rather than strictly beverages. Our more recent products include Reed's Crystallized Ginger Candy,
Reed's Crystallized Ginger Baking Bits, Reed's Ginger
Candy Chews, Reed's Original Ginger Ice Cream, Reed's
Chocolate Ginger Ice Cream, and Reed's Green Tea
Ginger Ice Cream. We expect to be launching our Reed's Ginger Cookie line during the winter or spring of 2002.

We sell our products primarily in upscale gourmet and natural food stores in the United States and Canada.
Most of our beverages are sold in the natural food industry.

Our business strategy is to increase sales by expanding distribution of our internally developed brands in new and existing markets, stimulating consumer trial of our products and increasing consumer awareness of, and brand loyalty to, our unique brands and products. Key elements of our business strategy include:

*Creating strong distributor relationships,

*Stimulating strong consumer
 demand for our existing brands and products, and

*Developing unique alternative beverage brands and other products.

At this time, we use contract packers to prepare, bottle and package our internally developed products, continually reviewing our contract packing needs in light of regulatory compliance and logistical requirements. Currently, our primary contract packer is located in Pennsylvania. Substantially all of the raw materials used in the preparation, bottling and packaging of our products are purchased by us or by our contract packers in accordance with our specifications. We have begun outfitting our own brewery and bottling plant.

Our expansion plans will be contingent to a great extent by the success of this offering. If all or most of the shares being offered hereby are sold, we will be able to substantially increase our marketing, advertising and distribution, as well as the products we offer. If only a limited number of shares are sold, we will need to expand at a much slower rate.

During the year 2000, Trader Joes and Mt. Peoples accounted for approximately 12% and 10%, respectively, of our sales. The loss of either customer would substantially reduce our revenues.

Historical Development

We began operations in June of 1987 as a sole proprietorship founded by Christopher J. Reed. The first two years were dedicated to developing and organizing production of our first product, the award-winning Reed's Original Ginger Brew.

In June 1989, production started with a test batch of 50 cases. A local sales effort in the Los Angeles area was immediately successful. The initial test market included ten health and specialty food stores and several restaurants. Through these outlets the product met and passed the critical test for commercial success, as consumers enthusiastically came back for repeat purchases.

Reed's presented what we believe was a new category of beverages: a premium gourmet soda manufactured by ancient methods without additives or preservatives. We sought an original image as well. We believe we were the first to place soda in a longneck beer bottle. We also believe that our brewing method has not, to date, been successfully reproduced by others. We also strive to provide a utilize an eye-catching packaging concept that will stand out on the market shelf.

In 1991, we moved our production to a large regional contract brewing and bottling facility and we began exhibiting at the national natural and specialty food shows. This resulted in more distributors climbing on board to sell the Company's products. These included east coast and Midwestern American natural food distributors, several specialty food distributors and the Company's first mainstream supermarket distributor. Sales reached $0.51 million. In the following years, continued to expand our distribution and added additional brands of ginger beverages.

In 1997, we began selling Reed's Crystallized Ginger
Candy. The candy, manufactured in Fiji under a proprietary, natural, non-sulfured process, represented our first venture outside the beverage industry.

In 1998, we launched what we believe was the nation's first organic agave sweetener, Sweet Cactus Farms
Organic Agave Nectar, under license from Malibu Teaz.
During that year, we also hired our first outside sales representative.

In 1999, we purchased the Virgil's Root Beer brand from Crowley Beverage Company in an asset purchase agreement. In our opinion, Virgil's Root Beer generally is recognized throughout the natural foods and specialty foods industries as one of the crown jewels of root beers.
The brand has won numerous awards in the United
States, Canada and Europe for excellence, quality and taste. Because the Virgil's brand is partially produced under our auspices in Europe, this purchase also secures duty free entree to the European Union for our entire line of products.

The year 2000 was a watershed year for us as revenues reached about $6 million. In a limited public offering under SCOR regulations, we sold nearly 450,000 common shares at $2.00 between approximately April 1999 and April 2000, raising approximately $900,000 for expansion of our product lines and acquisition of production facilities both of which have been accomplished according to plan.

In April of 2000, we undertook the first test marketing of Reed's Original Ginger Ice Cream. We considered the initial reactions within the industry and at the Las Vegas Natural Foods Show to be phenomenal. By the end of the Year, two more varieties, Reed's Chocolate Ginger Ice
Cream and Reed's Green Tea Ginger Ice Cream, were in development and on their way to launch.

In June 2000, we launched Reed's Cherry Ginger Brew.
At the same time, we introduced a beautiful designer gift tin of the Reed's Crystallized Ginger Candy.

In December 2000, we acquired our licensee, China
Cola, for 130,000 shares of our common stock and royalty payments of $0.75/case sold over the two year period commencing July 1, 2000. Also in December, we purchased an 18,000 square foot warehouse property in a Los Angeles County enterprise zone. This means the county participates in wages, training and benefits for all new employees. The enterprise zone also qualifies us for low interest loans and a variety of beneficial tax breaks. This property now houses our executive offices and serves as our Southern
California warehouse facility. We have begun plans to construct our own brewery and bottling plant on the property.

In the spring of 2001, we began the national launch of Reed's Chocolate Ginger Ice Cream and Reed's Green Tea
Ginger Ice Cream to join Reed's Original Ginger Ice
Cream in the retail freezer. Less than a month after launch, we received orders for more than 4,700 cases of our ice cream.

In June 2001, we expanded our candy line with two new products: Reed's Crystallized Ginger Baking Bits and
Reed's Ginger Candy Chews. The package for Reed's
Ginger Candy Chews resembles an old style, 1930's cigarette pack and has found immediate cachet and enthusiastic acceptance with distributors and retailers alike.

We were incorporated in 1991 in Florida as Original
Beverage Corporation. In October 2001, we changed our state of incorporation to Delaware and changed our name to Reed's, Inc.

Industry Overview

Our beverages are classified as "new age" or "alternative" beverages, a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks, and water. From 1992 to 1999, the alternative beverage market has experienced significant growth, with volumes more than doubling to
1.4 billion cases. The alternative beverage category is the fastest growing segment of the beverage marketplace, with sales estimated to have reached approximately $9.7 billion at wholesale in 2000 with a growth rate of approximately 11% over the prior year.
(Source: Beverage Marketing Corporation)  The
Alternative Beverage category is a small portion of the non-alcoholic beverage market, which has sales in excess of $80 billion.

The candy industry in the United States exceeds $23
billion in sales annually, of which approximately 40% is non-chocolate candy. In pounds, Americans consume over 25 pounds of candy per person per year. (Source:
National Confectioners Association)

The ice cream industry in the United States generates more than $20 billion in annual sales. (Source:
International Dairy Foods Association and the United
States Dairy Association) The packaged ice cream industry includes economy, regular, premium, and super premium products.

Super-premium ice cream such as Reed's Ginger Ice
Creams is generally characterized by a greater richness and density than other kinds of ice cream.
This higher quality ice cream generally costs more than other kinds and is usually marketed by emphasizing quality, flavor selection, texture and brand image. Based on supermarket sales, super premium sales in were $600 million, or approximately
3% of all ice cream sales.  (Source: AC Nielsen Scan
Trak) The highest supermarket sales increases in 1999 were seen by the premium and super premium higher fat varieties. Gallon sales of super premium ice cream grew 14% in 1999 versus 1998. (Source: International
Dairy Foods Association)

In 2000, Americans spent over $4.56 billion on cookies in all retail outlets combined, according to AC
Nielsen.

Ginger

Ginger products, rather than beverages, are in fact our core business. We have found friends and advocates among alternative, holistic, naturopathic and homeopathic medical practitioners, dieticians and medical doctors. This is not surprising, as our beverages contain a high volume of ginger. A number of practitioners have contacted us of their own accord, telling us of their habit of recommending Reed's Extra
Ginger Brew for their patients as a simple way to ingest a known level of ginger. Reed's Ginger Brews contain between 8 and 26 grams of fresh ginger in every 12-ounce bottle. Very simply said, Reed's drinkers are mega-dosing a spice that is considered by many persons to be quite beneficial.

Among the applications frequently cited in articles on ginger are:

*Recommended use for prevention
 and relief of motion sickness,
*A preferred alternative to aspirin
 in heart attack prevention,
*A safe and effective alternative
 to pharmaceutical anti-ulcer drugs,
*Anti-inflammatory treatment for arthritis,
*Treatment for a variety of digestive disorders,
 including both constipation and diarrhea,
*Natural therapy for menstrual discomfort,
 nausea, cold, parasites and more, and
*Daily tonic to increase general well being.

Our Products

We manufacture and sell 15 beverages and other products. All of our products are made using premium all natural ingredients. Most of our beverage sales are in the natural foods industry. As of the date of this prospectus, approximately 70% of our sales are through this natural food channel of distribution.

According to Spence Information Services (SPINS), which is the only sales information service catering to the natural food trade, Reed's Brews and Virgil's
Root Beer hold the #1, 2, 3, 5, 7 and 9 positions among all beverages in the natural foods industry.

Our products include:

Reed's Ginger Brews

Ginger ale is the oldest known soft drink. Before modern soft drink technology existed, non-alcoholic beverages were brewed at home directly from herbs, roots, spices and fruits. These handcrafted brews were then aged like wine and highly prized for their taste and their tonic, health-giving properties. Reed's
Brews are a revival of this home brewing art and are made the original way using the finest fresh herbs, roots, spices and fruits. Each batch is carefully brewed and aged with great pride by our expert brew masters under the supervision of our founder, Christopher J. Reed.

We believe that Reed's Ginger Brews are the only naturally brewed soft drink line in the United States.
Reed's Brews derive their distinctive tastes from the brewing of fresh herbs, roots and spices from around the world. No refined sugars are used for sweetening.
The products differ from commercial soft drinks in three particular characteristics: sweetening, carbonation and coloring. Reed's Ginger Brews present
20% less sweetness for greater adult appeal.
Carbonation, rather than being injected, is produced naturally through slower, beer-oriented techniques, which produce smaller, longer lasting bubbles that do not dissipate as rapidly upon opening the bottle. No coloring is added; the color comes naturally from the herbs, fruits, spices, roots and juices. In addition, since Reed's Brews are pasteurized and fire brewed, they do not require or contain any preservatives.

In contrast, modern commercial soft drinks generally are produced using natural and artificial flavor concentrates prepared by flavor laboratories, tap water and refined sweeteners. Typically, manufacturers make a centrally processed concentrate that will lend itself to a wide variety of situations, waters and filling systems. The end product is generally cold-filled and thus requires preservatives for stability.
Finally, colors tend to be synthetically altered.

We currently manufacture and sell six varieties of Reed's Ginger Brews:

* Reed's Original Ginger Brew was our first creation, and is a Jamaican recipe for homemade ginger ale using
17 grams of fresh ginger root, lemon, lime, honey, fructose, pineapple, herbs and spices. Reed's Original
Ginger Brew is 20% fruit juice.

* Reed's Extra Ginger Brew is the same approximate recipe, with 26 grams of fresh ginger root for a stronger bite. Reed's Extra Ginger Brew is 20% fruit juice.

* Reed's Premium Ginger Brew is the no-fructose version of Reed's Original Ginger Brew, and is sweetened only with honey and pineapple juice. Reed's
Premium Ginger Brew is 20% fruit juice.

* Reeds Raspberry Ginger Brew is brewed from 17 grams of fresh ginger root, raspberry juice, and lime. It is 20% raspberry juice and is sweetened with fruit juice and fructose.

* Reed's Spiced Apple Brew uses 8 grams of fresh ginger root, the finest tart German apple juice, and such apple pie spices as cinnamon, cloves, and allspice. Spiced Apple Brew is 50% apple juice and sweetened with fruit juice and fructose.

* Reed's Cherry Ginger Brew is the newest addition to our Ginger Brew family, and is naturally brewed from:
filtered water, fructose, fresh ginger root, cherry juice from concentrate, and spices. Reed's Cherry
Ginger Brew is 23% cherry juice.

All six Reed's Ginger Brews are offered in 12-ounce bottles are sold in stores as singles, in four-packs and in 24-bottle cases. Reed's Original Ginger Brew is sold in select Costco stores in a special 12-pack.

Virgil's Root Beer

Virgil's Root Beer has a steady, growing cadre of fans and long-time aficionados who gladly pay as much as $5.00 for a single ceramic topped, pint bottle. Over the years Virgil's has won numerous awards, and is considered by many to be the best root beer made anywhere. Virgil's Root Beer has been voted
"Outstanding Beverage" at the International
Fancy Food and Confection Show three times and named by the Canadian Fancy Food Industry as 'Best Imported
Food Product'. Virgil's Root Beer has also been named
"Best Beverage" by Bon Appetit magazine. Originally brewed in the north of England, Virgil's is a delicious micro-brewed root beer. With the exception of Bavarian Pints and Kegs, we now make Virgil's in the United States from imported ingredients.

Virgil's is a gourmet root beer.
We use these all-natural ingredients:

* Filtered water,
* Unbleached cane sugar,
* Anise from Spain,
* Licorice from France,
* Bourbon vanilla from Madagascar,
* Cinnamon from Ceylon,
* Clove from Indonesia,
* Wintergreen from China,
* Sweet birch and molasses
  from the southern United States,
* Nutmeg from Indonesia,
* Pimento berry oil from Jamaica,
* Balsam oil from Peru, and
* Cassia oil from China

These ingredients are collected worldwide and gathered together at the brewing and bottling facilities we use in the United States and Germany. At the breweries, the ingredients are then combined and brewed under strict specifications, and finally heat pasteurized to insure quality.

Virgil's Root Beer is sold in 12-ounce bottles as singles, in four-packs, in 24-bottle cases, in a special ceramic-swing-capped Grolsch-style pint bottle as a single and 12 bottle cases of the 'pints' as well as in 5 liter self-tapping party kegs.

China Cola

An authentic herb master in China developed the herb formula in both Original China Cola and Cherry China
Cola. The formula was taken to an American beverage master who had worked on the original colas in the early 1900's. The result is what we consider to be the best tasting and most natural cola in the world. Now sweetened with raw cane, China Cola has been restored to its original delicious blend of imported Chinese herbs, essential oils and natural spices. China Cola contains no caffeine. It comes in two varieties, Original Tianfu China Cola and Cherry China Cola.

* Original China Cola is made from filtered water, raw cane sugar, Szechwan peony root, cassia bark, Malaysian vanilla, oils of lemon, oil of lime, oil of orange, nutmeg, clove, licorice, cardamom, caramel color, citric acid and phosphoric acid.

* Cherry China Cola is made from filtered water, raw cane sugar, Szechwan peony root, cassia bark, Malaysian vanilla, oils of lemon, oil of lime, oil of orange, nutmeg, clove, licorice, cardamom, natural cherry flavor, caramel color, citric acid and phosphoric acid.

China Cola and Cherry China Cola are sold as singles, in four-packs and in 24-bottle cases.

Malibu Teaz

We believe that Malibu Teaz is the only truly organic line of RTD (ready to drink) teas currently on the market. They are sweetened exclusively with organic agave nectar, a whole, unrefined sweetener with recognized health benefits. Agave nectar is a highly efficient sweetener, so very little is found in each serving of the Teaz. Malibu Teaz are brewed from 100% certified organic, non-irradiated herbs with organic juice concentrates and pure mountain spring water in a natural slow-brewing process.

In comparison to regular commercial RTD teas, Malibu Teaz is:

* Brewed with hot Mountain Spring Water instead of filtered, cold tap water,
* Made from organic wild crafted herbs instead of tea concentrates or herbal extracts,
* Made with real organic fruit juices from concentrate instead of fruit flavors,
* Made with no added colorings instead of chemical dyes and colors, and
* Sweetened with a whisper of organic agave nectar instead of corn syrup or aspartame.

All this makes Malibu Teaz a delicious, healthful alternative to commonplace, commercial ready-to-drink teas.

The six Malibu Teaz are:

* Heavenly Hibiscus-Berry, which is made from mountain spring water, non-irradiated organic herbs (hibiscus, lemongrass, rosehips, alfalfa), organic raspberry juice from concentrate and organic agave nectar.

* Luscious Lemon-Rose, which is made from mountain spring water, non-irradiated organic herbs (rosehips, lemongrass, alfalfa, chamomile), organic agave nectar and citric acid.

* Miraculous Mints, which is made from mountain spring water, non-irradiated organic herbs (peppermint, spearmint, chamomile, alfalfa), organic agave nectar and citric acid.

* Precious Passion Fruit, which is made from mountain spring water, non-irradiated organic herbs (rosehips, hibiscus, chamomile, lemongrass, alfalfa), organic passion fruit juice from concentrate and organic agave nectar.

* Comforting Chamomile, which is made from mountain spring water, non-irradiated organic herbs (chamomile, hibiscus, rosehips), organic agave nectar and citric acid.

* Mellow Mocha Spice, which is made from mountain spring water, non-irradiated organic herbs and spices
(roasted barley, carob, cinnamon), organic agave nectar, organic vanilla and citric acid.

The six varieties of Malibu Teaz are sold as singles in pint bottles and in 24-bottle cases.

* Reed's Ginger Candies

Reed's Crystallized Ginger was the first to be sweetened with raw cane instead of white sugar. Tender
Reed's Crystallized Ginger is custom-made for Reed's
Inc. in the South Pacific Islands of Fiji.

The process is an ancient one that hasn't changed much through time excepting a slight variation. After harvesting baby ginger (the most tender kind), the root is diced and soaked in a strong salt brine to soften the fibrous core of the ginger. After a very thorough fresh water rinsing cycle, the soft, diced, baby ginger root is then steeped in large vats filled with simmering raw cane syrup. Steeping for several days, the ginger is then removed and allowed to crystallize into soft, delicious nuggets in the Fijian sun. Islanders have long enjoyed these treats for health and pleasure, as do Reed's customers. Reed's
Ginger Baking Bits are smaller pieces of Reed's
Crystallized Ginger Candy.

*Reed's Crystallized Ginger Candy and Reed's
Crystallized Ginger Baking Bits are made for us in Fiji from diced baby ginger and raw cane sugar.

Reed's Crystallized Ginger Candy is sold in 4 oz.
bags, 8 oz. enameled, rolled steel gift tins, 16 oz.
resealable Mylar bags, 16 oz. resealable plastic tubs and in bulk-bins. Reed's Crystallized Ginger Baking
Bits are sold in the bulk-bins.

*Reed's Ginger Candy Chews

For a hundred years or more residents of Southeast
Asia from Indonesia to Thailand have enjoyed soft, gummy ginger candy chews. Individually wrapped, ten to a 'Lucky Strike' style soft-pack, Reed's has taken them a step further, adding more ginger, using no gelatin (vegan-friendly), and making them slightly easier to unwrap than their Asian counterparts.

*Reed's Ginger Candy Chews are made for us in Indonesia from: Sugar, maltose (malt sugar), ginger, and tapioca starch.

Reed's Ginger Candy Chews are sold individually wrapped in Soft-packs of ten candies and as individually wrapped loose pieces in bulk.

Reed's Ginger Ice Creams

Reed's Ginger Ice Creams are made 100% naturally using the finest rGBH free cream and milk. (The dairy has filed for organic status.) The milk and cream are combined with the finest natural ginger extract from Fiji, Reed's Crystallized Ginger Candy and natural raw cane sugar to make a delicious ginger ice cream with a super premium, ultra-creamy texture and Reed's signature spicy-sweet bite.

The three Reed's Ginger Ice Creams are:

*Reeds Original Ginger Ice Cream
Ingredients: milk; cream, raw cane sugar, Reed's
Crystallized Ginger Candy (finest ginger root, raw cane sugar), ginger puree, and guar gum (a natural vegetable gum)

*Reed's Chocolate Ginger Ice Cream
Ingredients: milk; cream, raw cane sugar, finest
Belgian Cocoa (used to make Belgian Chocolate), Reed's
Crystallized Ginger Candy (fresh baby ginger root, raw cane sugar), chocolate shavings (sugar, unsweetened chocolate, Belgian Cocoa, soy lecithin and real vanilla), natural ginger extract, and guar gum (a natural vegetable gum) combine creating the ultimate chocolate ginger ice cream.

* Reed's Green Tea Ginger Ice Cream
Ingredients: Milk, cream, the finest Green Tea, raw cane sugar, Reed's Crystallized Ginger Candy (fresh baby ginger root, raw cane sugar), and guar gum (a natural vegetable gum) combine to make the ultimate green tea ginger ice cream.

Reed's Ginger Ice Creams are sold in pint-containers and cases of eight pints. We plan to supply Reed's
Ginger Ice Creams in foodservice volume-packaging as well.

Our Primary Markets

We sell the majority of our products in upscale gourmet and natural food stores in the United States and Canada. The products are currently sold on an increasing basis in restaurants, delicatessens, neighborhood grocery markets, and supermarkets. A limited market has been developed for our products in Europe and Asia, although it currently represents less than 1% of our total sales. Most of our beverage sales are in the natural food industry. We expect this to change as our mass-market promotions mature.

Sales, Marketing and Distribution

We utilize a number of strategies in bringing our products to market. These can be broken down into marketing to distributors (our direct customers), marketing to retail stores (our distributors' customers) and marketing to consumers (the retail store's customers). We also offer our products and promotional merchandise direct to consumers via the Internet on our website, www.reedsgingerbrew.com. We also plan to introduce vending machines and proprietary coolers in the near future.

Marketing to Distributors

We market to distributors using a number of marketing strategies, including direct solicitation, telemarketing, trade advertising, and trade show exhibition. These distributors include natural food, gourmet food and mainstream distributors. Direct contact with the distributors is by in-house sales representatives, food brokers and outside representatives. In early 2001, we shifted our primary focus toward mainstream distribution. Such mainstream distributors include Big Geyser for New
York City, Southern Wine and Spirits for Arizona, and
Beverage Express for Colorado.

Marketing to Retail Stores

We market to stores by utilizing trade shows, trade advertising, telemarketing, direct mail pieces, and direct contact with the store. We have representatives and brokers who visit stores to sell more directly in many regions. Sales to retail stores are coordinated through our distribution network and our regional warehouses. Parts of the proceeds of this offering are earmarked for expansion of direct personal sales contact.

We intend to create our direct distribution organization on a market-by-market basis. In this way, we anticipate a smooth transition over a couple of years. This approach will allow the growing team of in-house marketers to 'get the bugs out' before moving on to each successive market. The first effort of this sort is expected to begin in 2002 in our home market of western Los Angeles.

Marketing to Consumers

We utilize several marketing strategies to market directly to consumers. Advertising in targeted consumer magazines such as "Vegetarian Times" and "New
Age" magazine, in-store discounts on the products, in-store product demonstration, street corner sampling, coupon advertising, consumer trade shows, event sponsoring and our website www.reedsgingerbrew.com are all among current consumer-direct marketing devices.

Vending Machines

In the mass-marketplace to date, we believe that no independent manufacturer of soft drinks other than Coca-Cola and PepsiCo has placed fully branded, backlit vending machines nationwide. We are the first natural soft drink manufacturer to create its own vending machine. We believe that the Reed's Vending
Machine is also the first vending machine to vend glass bottles in over twenty years. We intend to expand direct consumer distribution through placement of these vending machines in publicly accessible locations across the USA and Canada.

Vending machines present several advantages. As an outdoor source of product, a vending machine acts as a twenty-four hour a day, seven days a week point of sale and consumer self-demonstration device. Using modern cellular technology, we will be able to track performance of each machine and the individual products within the machine. This means if Extra
Ginger Brew, for example, were outselling other varieties to a great extent, we would see this in real time and be able to respond in plenty of time to avert a sold out message on the machine. Such data would also be invaluable as a tracking demographic, allowing us to place more of what sells best in a particular neighborhood in a responsive fashion or, in the case of a low performance location, to relocate the machine.

Proprietary Coolers

In-store placements of branded refrigerated coolers by Snapple, SoBe and Jones Soda, among others, have shown a significant return on investment. SoBe created its pervasive presence in the mass-marketplace almost entirely on a backbone of cooler placements. Jones saw a doubling of business in just 18 months based upon this concept. We are currently testing our own Reed's branded coolers in a number of locations and hope to see comparable results.

Manufacture of Our Products

We presently produce the Reed's beverage line at a contract brewery in Pennsylvania. China Cola and Virgil's are produced at our Pennsylvania contract plant as well. Virgil's has a contract production facility in Germany for some of its products. Malibu
Teaz is brewed in Northern California at a contract packaging facility. The majority of this production will be supplanted by our own Los Angeles brewery, which the Company is currently outfitting. We believe our brewery facility will create efficiencies of supply and production, which will create a net effect of raising the gross margin of profit for the entire enterprise.

Reed's Crystallized Ginger is custom made for us in the South Pacific Islands of Fiji.

Reed's Ginger Candy Chews are prepared to our specifications in Indonesia.

Reed's Ginger Ice Creams are made according our recipe by a contract dairy in the United States.

Raw Materials

The ingredients used in our products generally are obtained from domestic suppliers and each ingredient has several reliable suppliers. We have no major supply contracts with any of our suppliers. As a general policy, we pick ingredients in the development of our products that have multiple suppliers. This provides a level of insurance against a major supply constriction or calamity.

We import our ginger candies in bulk from the South
Pacific and have it repackaged in the United States.

Product Development & Expansion Plans

Our plans for future product development and expansion include the following:

Mainstream Distributor Cooperation

One of our first priorities in current brand placement expansion is to give attention to and expand marketing efforts with our current mainstream accounts and distributors.

New Ginger Products

We will continue to expand the Reed's Ginger Brew, Reed's Ginger Ice Cream, Reed's Ginger Candy, and
Reed's Ginger Cookie lines with great vigor. Other
Reed's Ginger Product concepts and lines are under consideration.

Supermarket Slotting

We are currently slotted in 110 Safeway stores in Oregon and all 130 Raley's stores in Northern
California. Typically, supermarket chains and prominent local supermarkets impose slotting fees as a one-time payment before the products are permitted in the store or chain. We are pursuing broad-based slotting in supermarket chains throughout the United
States and Canada.

Reed's Inc. targets a niche in the soft drink industry known as 'New Age Beverages'. This niche is sold both through the fast-growing natural food industry where our lines have achieved a dominant position in their category and through the much larger mainstream supermarket industry.

New Age Beverages are generally characterized as being made more naturally, utilizing upscale packaging, and often creating and utilizing new and unique flavors and flavor combinations. The New Age Beverage Segment has grown from $620 million in annual sales for 1989 to over $8 billion in annual revenues for 2000
(Source: Beverage Marketing Corporation)

Reed's mass-market effort has provided results that support our assumptions. Safeway and Raley's data show
Reed's Ginger Brews, with minimal ads and promotions, performing in the 'middle of the pack' in the New Age
Beverage Set.

The New Age Beverage Set includes SoBe (1999 revenues-
$166.4 million), Snapple (1999 revenues-$854 million), Arizona (1999 revenues-estimated over $200 million) and Hansen's (2000 Revenues-$79 million) among others.
(Sources: BevNet, Beverage World, and SEC Filings)
These brands have the advantage of being seen everywhere in the national market and being commonly well known for years through well funded ad campaigns.
In spite of having a higher price, no mass advertising and a relatively small presence in mass market, Reed's
Ginger Brews hold up well among these significantly larger brands. The Company intends to build on this success by placing Reed's, Virgil's and the rest of its lines in the New Age Set in as many of the nation's 35,000 supermarkets as possible.
 [page 48]
In Western Canada, Reed's Brews show positive results in the five largest supermarket chains of that region:
Overwaitea/Save-On Foods, Safeway Canada, Thrifty
Foods, IGA Canada and Fairway Markets. Other
Supermarket placements of Reed's are performing as well; In the Pacific Northwest a few are: Larry's
Markets, Payless-Thriftway, QFC and Fred Meyers. Other such placements in the United States are: Big Save in Hawaii, Safeway, Cala Stores, Lucky, Albertson's,
Patrini's and Cost-Plus in San Francisco, Rice and
Randall's in Houston, Albertson's in Texas, Winn-Dixie in New Orleans, Publics in Florida, Byerly's in
Minnesota, Sentry Foods in Milwaukee, Treasure Island
Markets in Chicago, Kroeger in Cleveland, Acme and
Super Fresh in Philadelphia, Foodarama in New England, and Giant Foods in Maryland. In the week of June

18, 2001 the chief buyer for Gelson's Markets (a large, respected L.A. based chain) called the Company unsolicited asking Reed's to place its products chain wide.

International Marketing and Distribution

Discussions are being held with trading companies and import/export companies for the distribution of our products throughout Japan, China and the rest of Asia.
These areas are a natural fit for Reed's Ginger products, as ginger of quality is a cultural paradigm throughout those lands.

The European Union is an open market for Reed's with access to that market due in part to the ongoing production of Virgil's Special Extra Nutmeg Root Beer in Germany. Reaction to the Reed's brands at Natural
Products Exposition Europe in June 2000 was very positive. Some success has already been realized in Europe through our distributor in Amsterdam. The UK distributor of our lines has also expressed a great enthusiasm for a mass-market push.

Foodservice

On-premise activity in commercial and non-commercial locations is an increasing component of total beverage sales. (Source: Beverage Marketing Corporation) In recognition of this trend, we are marketing aggressively to bars and restaurants. Placement of our products in stadiums, sports arenas, concert halls, theatres, and other cultural centers is another long term marketing priority. In addition, we are currently seeking placement of our ice cream in restaurants nationwide.

Competition

Our premium beverage products compete generally with all liquid refreshments and in particular with numerous other "new age" beverages, including SoBe, Snapple, Mystic, Arizona, Hansen's, and Knudsen &
Sons. Many of these brands have the advantage of being seen everywhere in the national market and being well known for years through well funded ad campaigns.

The Virgil's and China Cola lines compete with a number of other natural soda companies including
Stewarts, IBC, Henry Weinhard, Blue Sky, Natural Brews and Journey. Malibu Teaz competes with Tazo Teas and
Honest Teas and private label store brands at Whole
Foods and Wild Oats. We believe that Malibu Teaz is the only truly natural, organic RTD Tea on the market.

We believe our success to date is due in great part to our innovative beverage recipes and packaging, superior ingredients and to a brewing process that remains a trade secret. We believe our commitments to highest quality and brand innovation are key to our success. We will not allow these aspects of our corporate culture to be altered.

Reed's Crystallized Ginger Candy competes with other candies and snacks in general and in particular with other ginger candies. The main competitors are Royal
Pacific, the U.S. marketing company for Australia's
Buderim Ginger Company, and Frontier Herbs.

Most varieties of crystallized ginger candy in the marketplace contain sulfur dioxide as a curing and preservative agent; Reed's Ginger Candies do not. Our proprietary curing process for Reed's Crystallized
Ginger Candies creates, in our opinion, a vastly superior product to that of our competitors at a competitive price.

Our Reed's Ginger Ice Creams will face competition both from other "premium" and "super premium" ice cream. Our principal competitors in the ice cream business are The Haagen-Dazs Company, Inc., Ben &
Jerry's, Godiva, Starbucks, and Dreyers.

Our Reed's Ginger Cookies will compete with other cookies and snacks in general and in particular with other "premium" cookies. Our principal competitors are expected to be Walkers of Scotland, Bahlsen of Germany, Duchy Originals of Scotland, and Pamela's of the USA.

We compete with other companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by distributors, most of which also distribute other beverage brands. The principal methods of competition include product quality and taste, brand advertising, trade and consumer promotions, pricing, packaging and the development of new products.

Licenses and Royalties

We have a license with Malibu Teaz for its RTD tea line and its sweetener line. These licenses are exclusive and renewed annually. Profits are equally split between Malibu Teaz and us.

In connection with our acquisition of China Cola, we agreed to pay the seller royalties equal to $0.75 per case sold. The minimum payments per agreement year are $18,750. The royalties expire on July 1, 2002.

Proprietary Rights

We own several trademarks that are considered material to our business, including Reed's, Virgil's and China
Cola. In addition, we consider our finished product and concentrate formulae, which are not the subject of any patents, to be trade secrets.

Our brewing process is a trade secret. This process can be used to brew other flavors of beverages other than ginger ale/beer such as root beer, cream soda, cola and other spice and fruit beverages. No patents have been sought.

Three of our material trademarks are registered trademarks in the U.S. Patent and Trademark Office:
Reed's, Virgil's, and China Cola. Registrations for trademarks in the United States will last indefinitely as long as the trademark owners continue to use and police the trademarks and renew filings with the applicable governmental offices. We have not been challenged in our right to use any of our material trademarks in the United States. We are in the process of obtaining international registration of certain trademarks under the Berne Convention.

Government Regulation

The production and marketing of our products are governed by the rules and regulations of various federal, state and local agencies, including the United States Food and Drug Administration. The Food and Drug Administration also regulates the labeling of our products. We have not encountered any regulatory action as a result of our operations, and no such action is anticipated.

Environmental Matters

Our primary cost of environmental compliance at the present time is in recycling fees, which are projected at $40,000.00 for fiscal 2001. This is a standard cost of doing business in the soft drink industry.


Employees

We currently employ seven persons full-time and three part-time: one general management employee, four sales and marketing support, and five in operations.
Additional persons are employed as needed on a part-time basis. Consultants are employed as required by circumstance. We have never participated in a collective bargaining agreement. We believe our relationship with our employees is good.

Property

In December 2000 we purchased an 18,000 square foot warehouse property at 13000 South Spring Street in unincorporated Los Angeles County. The purchase price was $850,000 with a down payment of $102,000. We financed the balance with US Bank with a Small
Business Administration loan; and obtained a building improvement loan in the amount of $200,000.
Christopher J. Reed, our President and CEO, personally guaranteed the loans. Both loans have 25-year terms, with interest at the New York prime rate plus 1%, adjusted monthly with no cap or floor. The combined principal and interest payments are $8,660 initially with annual adjustments.

A working brewery and bottling plant is being outfitted on the property and will be called Reed's
Original Ginger Brewery. The property resides in a Los
Angeles County enterprise zone. This means the county participates in wages, training and benefits for all new employees. The enterprise zone also qualifies us for low interest loans and a variety of tax benefits.
This property now houses our executive offices and acts as our Southern California warehouse facility.

MANAGEMENT

General

The following table sets forth certain information with respect to our directors, executive officers and key employees:

Name		         Age Position
------------------ --- -------------------------------
Christopher J Reed  43 Founder, CEO, CFO & Chairperson
                       of the Board
Eric Scheffer       35 Vice President & National Sales
                       Manager
Kimiko Isogai       45 Chief Accountant
David Robinov       46 Director
Joseph R Grace      37 Director
Edward T. Swanson   52 Director

Christopher J. Reed, the founder, has been with the Company since its inception in 1987. Chris has been responsible for the design of the Company and its products including the original product recipes, the proprietary brewing process, and the packaging and marketing. Chris' instincts in branding and flavors have produced top sellers in the natural foods industry. Under Chris' leadership the Reed's label has earned a reputation for quality. Chris' prior experience was in the oil and gas industry as a chemical engineer. He was involved in the design and development of new technology in the field of natural gas purification and liquefaction. He also worked four years as a salesperson for an advertising agency.
Chris received a B.S. in Chemical Engineering in 1980 from Rennselaer Polytechnic Institute at Troy, N.Y.

Eric Scheffer has valuable experience in natural foods and mainstream marketing. From 1995 to 1997 Eric was employed by Vita Source and was their first sales representative. While there, Eric played an integral part in raising their revenues in one year from $5 million to $7 million. From 1997 to 1998, USA
Nutritionals employed Eric. Eric led a successful effort bridging their marketing from natural foods to mainstream stores. 1998 to 1999 were spent managing the US and Canadian outside sales force for Earth
Science, Inc. From 2000 to mid 2001, Eric led the sales team at Rachel Perry, the venerable alternative cosmetics company, as Vice President and National
Sales Manager. By eliminating a large outside distributor and broker and hiring an efficient in-house broker, Eric lowered costs and managed to raise an extra $20,000 per month from this single action.
Eric has been with us since May 2001.

Kimiko Isogai's seventeen years experience as a Certified Public Accountant includes three years of growth with international firm Price Waterhouse
Coopers from 1996 to 1999. 1999 to 2000 Kimiko acted as an accounting consultant for various clients.
Desiring an entrepreneurial corporate atmosphere,
Kimiko joined Reed's in early 2001 and has proved a valuable addition to the company. Kimiko has expertise in payroll & corporate tax process, audit & compilation reports, computer accounting, and international issues such as foreign exchange, US and foreign employment law.

David Robinov, in his more than 20 years in business, has been the founder, developer, partner and CEO in nearly a dozen successful ventures in the natural and organic products industries. David started, developed and sold at profit several successful health foods, natural foods and alternative health retail concepts, eventually merging into or selling to larger concerns.
David spent the last ten years developing the China
Cola line. China Cola is the most successful herbal cola in natural foods. Reed's Inc. acquired China Cola in December 2000. Recently, David has been involved in launching a specialty and natural foods company, Mediterranean Organics, which features the best of organic products from around the Mediterranean Sea.

Joseph Grace earned his B.S. in Computer Science from
Yale University in 1986. Joseph's experience includes work on the ARPAnet (precursor to the internet) and the internet well before the internet became a household word. He also programmed and consulted on NEXTstep (precursor to Apple's latest, award winning operating system, OS X). From 1994 as an "angel investor" and from 1997 to early 2000 as a game researcher and developer, Joseph was a member of Wizards of the Coast, a developer and marketer of the popular trading card games, Magic: The Gathering and Pokemon. Joseph enjoyed participating in the growth of a garage startup into an industry leader with over 1,000 employees. Wizards was sold to Hasbro for over $300 million in 1999. Joseph has been an independent consultant since 2000. He currently consults on distributed software applications, startup business management,and continues to search for emerging trends, quality products, and business opportunities.

Edward T. Swanson has practiced corporate and securities law for more than 25 years. Ed began his legal career in 1974 as a staff attorney with the SEC in its Division of Market Regulation in Washington, D.C. He currently is a sole practitioner in Santa
Monica, California.  During most of 2000, Ed was Vice
President and General Counsel of eStable, Inc., a now defunct Internet start-up company. Prior thereto, Ed was a partner of Case, Knowlson, Jordan & Wright LLP in Century City, California from 1998-2000, and a partner and founder of Swanson & Meepos LLP in Century
City, California from 1994-1998. Ed is a frequent speaker and writer on corporate and securities law matters. He is presently a co-chair of the Education
Committee of the Business Law Section of the State Bar of California and a member of the Board of Governors of the Century City Bar Association. Ed holds a B.A.
from Wesleyan University and a J.D. (with honors) from the University of Connecticut School of Law.

Executive Compensation

The following table sets forth for 2000 each component of compensation paid or awarded to, or earned by, Christopher J. Reed, our President and CEO. There were no other persons who were serving as executive officers as of December 31, 2000.

Name And
Principal Position       Year       Salary      Bonus
Annual Compensation
Christopher J. Reed,     2000	    $150,000     $   --
President & CEO          1999      $160,000     $   --
_____________________
Mr. Reed's salary has not changed since 2000, and there are no discussions underway as of the date of this prospectus to increase his salary.

Director Compensation

At this time, we do not pay any compensation to directors for the attendance at board meetings.

Option/SAR Grants and Exercises in 2000

The following table summarizes the stock option
activity for the year ended December 31, 2000:
                                     Weighted Average
                           Options   Exercise Price
                           -------   ---------------
Balance, January 1, 2000    20,000           $ 2.00
Granted - 2000             122,376             2.00
Exercised - 2000                --               --
Forfeited - 2000                --               --
                           -------
Balance, December 31, 2000 142,376           $ 2.00

Employment Agreements

There are no written employment agreements with any of our officers or key employees.

2001 Stock Option Plan

Pursuant to our 2001 Stock Option Plan, options to purchase up to 500,000 shares of common stock are authorized for issuance under the Plan. When a stock award expires or is terminated before it is exercised, the shares set aside for that award are returned to the pool of shares available for future awards. No options have been granted under the Plan as of the date of this prospectus.

The plan permits the grant of options to our employees, directors and consultants. The options may constitute either "incentive stock options" within the meaning of Section 422 of the Internal
Revenue Code  or "non qualified stock options."

The plan is administered by the board of directors or a committee appointed by the board. The board currently administers the plan. The administrator has full and final authority to select the individuals to receive options and to grant such options as well as a wide degree of flexibility in determining the terms and conditions of options.

The option price cannot be less than 100% of the fair market value per share of Common Stock on the date of the grant of the option. The exercise price of an incentive stock option granted to a person owning more than 10% of the total combined voting power of the common stock must be at least
110% of the fair market value per share of common stock on the date of the grant.

Options may not be granted under the plan on or after the tenth anniversary of the adoption of the plan.
Incentive stock options granted to a person owning more than 10% of the combined voting power of the Common
Stock cannot be for more than five years.

Indemnification of Directors and Officers

As permitted pursuant to the corporate law of the State of Delaware, our state of incorporation, the Certificate of Incorporation requires that we indemnify our directors and officers against certain liabilities and expenses incurred in their service in such capacities to the fullest extent permitted by applicable law. These provisions would provide indemnification for liabilities arising under the federal securities laws to the extent that such indemnification is found to be enforceable under, and to be in accordance with applicable law. Additionally, we have entered into an indemnity agreement with each director and officer, which generally provides that they are indemnified with respect to actions taken in good faith. Furthermore, the personal liability of the directors is limited as provided in our Certificate of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities
Act and is, therefore unenforceable.

CERTAIN TRANSACTIONS

The Company has two loans payable to Robert T. Reed
Sr., the father of our founder. The first loan was made to us in 1991 to provide $94,000 in working capital, and bears interest at 10% per annum. The balance as of December 31, 2000 was $49,803. This note is convertible into common stock at $2.00 per share until January 2003. The second loan was made in 1999 to provide $250,000 for the acquisition of Virgil's
Root Beer, and bears interest at 8% per annum. The balance as of December 31, 2000 was $177,540. We believe that the terms of these transactions were as favorable to us as those generally available from unaffiliated parties.


Mark Reed, the brother of our founder, was owed $5,000 on December 31, 2000 for a loan to the Company. This loan was subsequently converted into 8,889 shares of common stock. We believe that the terms of this transaction were as favorable to us as those generally available from unaffiliated parties.

Christopher Reed, our founder and CEO, has a company credit card. Mr. Reed is permitted to use the card for personal purchases as well as for corporate purposes. At the end of each year, Mr. Reed reimburses the Company for the amount of any personal purchases.

At the time of each of the transactions described above, the Company had no independent directors to ratify the transactions at the time the transactions were initiated.

The Company will maintain at least two independent directors on its board of directors who are not officers or directors of the Company and who do not own 5% or more of the outstanding common stock of the Company.

All future material affiliated transactions will be made or entered into on terms that are no less favorable to the Company that those that can be obtained from unaffiliated third parties. In addition, all future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of the Company's independent directors who do not have an interest in the transactions and who had access, at the Company's expense to the Company's or independent legal counsel.

PRINCIPAL SHAREHOLDERS

The following table sets forth information (except as otherwise indicated by footnote) as to common shares owned as of September 30, 2001 or which can be acquired in sixty days, by (i) each person known by management to beneficially own more than five percent
(5%) of our outstanding common shares, (ii) each of our directors and executive officers, and (iii) all executive officers and directors as a group. On that date, there were 4,704,964 shares outstanding.

Name & Address   %Owned %Owned If  %Owned If %Owned If
of Beneficial    Before   300,000  1,500,000 3,000,000
Owner & Number  Offering   Shares     Shares    Shares
of Shares Owned           Are Sold  Are Sold  Are Sold
--------------- --------  --------  --------  --------
Christopher J Reed
13000 South Spring St
Los Angeles, CA 90061
3,200,000          68.0%    63.9%       51.6%    41.5%

Joseph R Grace
PMB 158
1900 West Nickerson St
Suite 116
Seattle, WA  98119
500,000            10.6%     10.0%       8.1%     6.5%

Robert T Reed, Jr.
4411 Galesbury Lane
Chantilly, VA 20151
267,000             5.7%     5.3%       4.3%      3.5%

David Robinov
215 Katona Ave
Katonah, NY 10536
119,500             2.6%     2.4%       1.9%      1.6%

Edward T. Swanson
1135 17th Street, Suite E
Santa Monica, California 90403
0                     0%       0%         0%        0%
                   -----    -----      -----     -----
All officers and
directors as a
group (4 persons)
4,174,000          86.9%     81.6%     65.9%     53.1%
=========          =====     =====     =====     =====

DESCRIPTION OF SECURITIES

As of the date of this prospectus, we have the authority to issue 50,000,000 shares of common stock, $.0001 par value per share. There were 4,704,964 shares of common stock outstanding immediately prior to this offering. Our certificate of incorporation does not authorize our board of directors to issue preferred stock.


Common Stock

* Holders of common stock are entitled to receive dividends only if we have funds legally available and the Board of Directors declares a dividend.

*Holders of common stock do not have any rights to purchase additional shares.

*Holders of common stock are entitled to one vote per share on all matters requiring a vote of shareholders.

*Since the common stock does not have cumulative voting rights in electing directors, the holders of more than a majority of the outstanding shares of common stock can elect all of the directors whose terms expire that year, if they choose to do so.
Christopher J. Reed, our President and CEO, holds a majority of our outstanding common shares and may continue to hold a majority of our outstanding common shares if less than all shares offered hereby are sold, and consequently may be able to elect all of our directors.

*There is no public market for our common stock at the present time.

Outstanding Options and Warrants

As of September 30, 2001, we had outstanding options and warrants to purchase an aggregate of 472,376 shares of common stock at an average price of )$0.85 per share. The options and warrants expire at various dates between 2006 and 2011.

No additional options or warrants will be issued with an expiration date greater than five years from the date of grant.

Voting Requirements

Delaware corporate law and our by-laws require the approval of the holders of a majority of our voting securities for most actions requiring shareholder approval. These actions include:

* Election of directors,

* Mergers,

* Sales of substantially all of our shares, and

* Amendment to our certificate of incorporation.

There are no provisions in our Articles of Incorporation or by-laws that would delay, defer or prevent a change in control of Reed's.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

* A stockholder who owns 15% or more of our outstanding voting stock (known as an "interested stockholder"),

* An affiliate of an interested stockholder, or

* An associate of an interested stockholder, for three years following the date that the stockholder became an "interested stockholder." A "business combination" includes a merger or sale of more than 10% of our assets.

However, the above provisions of Section 203 do not apply if:

* Our board approves the transaction that made the stockholder an "interested stockholder," prior to the date of that transaction,

* After the completion of the transaction that resulted in the stockholder becoming an "interested stockholder," the stockholder owned at least 85% of our voting stock outstanding at the time the transaction began, excluding shares owned by persons who are our officers and directors, or

* On or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least 2/3 of the outstanding voting stock not owned by the "interested stockholder."

The provisions of this statute could prohibit or delay mergers or other change and control attempts, and thus may discourage attempts to acquire Reed's.

SHARES AVAILABLE FOR FUTURE RESALE

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock. Those circumstances could also adversely affect our ability to raise capital on favorable terms.

All of the shares issued in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except for shares, which may be purchased by our affiliates. The term "affiliates" is defined in Rule
144 of the Securities Act of 1933. Of the 4,704,964
shares outstanding before this offering, 4,259,700 shares are restricted securities as that term is defined in Rule 144. Restricted securities may be sold publicly only if registered or if the sale qualifies for an exemption under Rule 144. Of these 4,259,700 shares, 3,404,500 shares are held by our affiliates.

Under Rule 144, a person who has beneficially owned restricted shares of our common stock for at least one year can sell within any three month period a number of shares that does not exceed the greater of:
* 1% of the shares of common stock then outstanding
(in our case, between 47,049 shares if no shares are sold pursuant to this offering and 77,049 shares immediately after this offering if all shares offered hereby are sold)
* The average weekly trading volume during the four preceding weeks

Under Rule 144(k), a person who has not been our affiliate for 90 days preceding a sale can sell shares owned for at least two years without the volume limitations referred to above.

Of the 4,259,700 restricted shares of our common stock outstanding, 3,839,600 shares have been owned for at least one year and 3,588,900 of these shares have been owned for at least two years.

PLAN OF DISTRIBUTION

We are offering to sell, on a best efforts basis, up to 3,000,000 newly issued shares of our common stock at $6.00 per share. No minimum number of shares is required to be sold.

This offering is being made through Equityhound
Securities Corp. a member of the NASD, and possibly through other members of the NASD. For serving as a selling agent for this offering, Equityhound
Securities Corp. will receive a selling commission equal to 10% of the purchase price of the common stock sold through it. In addition, it will receive a non-accountable expense allowance equal to 4% of the first
$1 million in aggregate proceeds from sales through it, and 1% of all subsequent aggregate proceeds from sales through it. We expect to mutually indemnify any selling agents against certain liabilities, including liabilities under the Securities Act of 1933.

Sales will be made only in states in which we have registered the offering and only by a selling agent registered to sell securities in that state.

We will publish announcements of the offering on certain of our products and on our web site, and will mail and e-mail copies of the announcement to our shareholders, customers and inquirers. The announcements will provide the very limited information permitted under applicable securities laws and will give our telephone number, mailing address and e-mail address for requesting this prospectus.
Similar announcements may be published in other selected magazines.

A share purchase agreement, attached
hereto as Appendix A, will accompany the prospectus.
The electronic prospectus will be available on an internet web site. Assistance in connection with the offering will be available from the selling agents.

Only residents of those states in which the common stock offered hereby has been qualified for sale under applicable securities or blue sky laws may purchase shares in this offering. Each potential investor will be required to execute a share purchase agreement, attached hereto as Appendix A, which, among other things, requires the potential investor to certify his or her state of residence.

Shares may be purchased by completing and delivering to us the share purchase agreement attached hereto as Appendix A, along with the purchase price by payment instrument made payable to Reed's, Inc. Within 10 days after our receipt of a share purchase agreement accompanied by payment for the purchase price, we will send by electronic mail or first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted by us.

In addition, investors will be able to execute share purchase agreements on the Internet at our web site and purchase shares via credit/debit cards, electronic check, Western Union Quick-Collect and wire transfer.

The offering will begin on the date of this prospectus and continue until either all of the shares have been sold or we terminate the offering, but in no event later than nine months after the date of this prospectus. Subject to the foregoing, the timing of the termination is at the discretion of our board of directors.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Edward T. Swanson, Esq. of Santa
Monica, California. Mr. Swanson is a director of this company.

EXPERTS

Our financial statements which appear in this prospectus and in the registration statement have been audited by Sprayberry, Barnes, Marietta & Luttrell with respect to the year ended December 31, 2000 and by Bay Sherman Craig & Goldstein, LLP with respect to the year ended December 31, 1999, and are included in reliance upon such reports of said firms as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the SEC. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, Washington, D.C.
20549, and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference rooms.
The registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, such as Global Brands, that file electronically with the Commission. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act for at least twelve months and, in accordance therewith, will file periodic reports and other information with the SEC.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that, which is contained in this prospectus.

INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report of
Sprayberry, Barnes, Marietta & Luttrell............37

Independent Auditors' Report of
Bay Sherman Craig & Goldstein, LLP.................38

Balance Sheets.....................................39

Statements Of Operations...........................41

Consolidated Statements Of
Changes In Stockholders' Equity....................42

Consolidated Statements Of Cash Flows..............43

Notes To Financial Statements......................44

[Sprayberry, Barnes, Marietta & Luttrell Letterhead]

INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Directors
of Reed's, Inc.

We have audited the accompanying balance sheet of Reed's, Inc. FKA Original Beverage Corporation as of
December 31, 2000, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Reed's, Inc. FKA Original
Beverage Corporation as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles of the United States of America.

/s/ Sprayberry, Barnes, Marietta & Luttrell
Oxnard, California
September 21, 2001

[Bay Sherman Craig & Goldstein, LLP Letterhead]

INDEPENDENT AUDITOR'S REPORT


To the Stockholders
Reed's, Inc.

We have audited the accompanying balance sheet of Reed's, Inc. FKA Original Beverage Corporation as of
December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Reed's, Inc. FKA Original
Beverage Corporation as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles of the United States of America.


/s/Bay Sherman Craig & Goldstein, LLP
Los Angeles, California
November 30, 2000

REED'S, INC.
(FORMERLY ORIGINAL BEVERAGE CORPORATION)
BALANCE SHEETS

BALANCE SHEETS

ASSETS
                       December 31,    September 30,
                          2000             2001
                       ------------   ---------------
                                        (Unaudited)
CURRENT ASSETS:
Cash                     $      850        $  272,000
Trade accounts
receivable, net             436,740           441,999
Inventory                 1,336,602         1,401,075
Income tax
refund receivable            50,567            50,567
Prepaid expenses             46,655            21,416
Advances to officer           5,324                --
Other receivables            16,689             6,908
                          ---------         ---------
Total current assets      1,893,427         2,193,965

PROPERTY
AND EQUIPMENT, Net        1,139,839         1,150,714

INTANGIBLE ASSETS, Net      910,167           876,102
                          ---------         ---------
                         $3,943,433        $4,220,781
                         ==========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Bank overdraft           $   14,718      $         --
Notes payable to
related parties-current     118,980           190,122
Current portion
of long-term debt           111,791           117,013
Line of credit                   --            42,530
Notes payable                    --           370,000
Accounts payable            769,229         1,121,178
Accrued expenses            114,923            75,029
                          ---------         ---------
Total current liabilities 1,129,641         1,915,872
                          ---------         ---------


LONG-TERM LIABILITIES:

Notes payable
to related parties          113,363            87,222
Long-term debt - Other    1,012,966           922,611
Deferred income taxes        14,000                --
                          ---------         ---------
                          1,140,329         1,009,833
                          ---------         ---------


COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock - Par value $0.0001 per share:

Authorized-7,500,000 shares
Issued and outstanding -
4,657,875 shares at December 31, 2000
4,704,964 shares at September 30, 2001
                                      466         470
Additional paid-in capital      1,995,348   2,073,353
Retained deficit                 (322,351)   (778,747)
                              -----------  ----------
                                1,673,463   1,295,076
                              -----------  ----------
                               $3,943,433  $4,220,781
                              ===========  ==========

REED'S, INC. (FORMERLY ORIGINAL BEVERAGE CORPORATION)
STATEMENTS OF OPERATIONS
                 Year ended       Nine months ended
                 December 31,       September 30,
               2000        1999    2001       2000
     ------------------------------------------------
                                (Unaudited)(Unaudited)
SALES     $5,990,470 $5,155,625 $4,947,606 $4,595,439
COST
OF SALES   4,563,480  3,764,766  3,767,743  3,455,809
          ----------  ---------  ---------  ---------
GROSS
PROFIT     1,426,990  1,390,859  1,179,863  1,139,630


     [Continued on following page]

                 Year ended       Nine months ended
                 December 31,       September 30,
               2000        1999    2001       2000
     ------------------------------------------------
                                (Unaudited)(Unaudited)
OPERATING EXPENSES:
Selling      943,830    508,653    792,772    729,767
General & Admini-
strative     933,317    691,987    706,824    634,625
           ---------  ---------  ---------  ---------
           1,877,147  1,200,640  1,499,596  1,364,392
           ---------  ---------  ---------  ---------
INCOME (LOSS) FROM
OPERATIONS  (450,157)   190,219   (319,733)  (224,762)
           ---------  ---------  ---------  ---------
OTHER INCOME AND (EXPENSES):
Interest
income        13,051        104      2,189      7,131
Interest
expense      (62,299)   (44,840)   (99,493)   (59,502)
Other non-operating
expenses          --   (142,175)        --         --
Other non-operating
income        15,592      5,000    (52,559)     3,649
           ---------  ---------  ---------  ---------
             (33,656)  (181,911)  (149,863)   (48,722)
INCOME (LOSS) BEFORE
INCOME TAXES(483,813)     8,308   (469,596)  (273,484)
           ---------  ---------  ---------  ---------
PROVISION FOR INCOME TAXES
(BENEFIT)    (40,310)     1,500    (13,200)       800
           ---------  ---------  ---------  ---------
NET INCOME
(LOSS)     ($443,503)    $6,808  ($456,396) ($274,284)
           =========  =========  =========  =========
EARNINGS (LOSS) PER SHARE -
Basic         ($0.11)        --     ($0.10)    ($0.07)
           =========  =========  =========  =========
EARNINGS (LOSS) PER SHARE - Assuming
Dilution      ($0.11)        --     ($0.10)    ($0.07)
           =========  =========  =========  =========

The accompanying notes are an integral
part of these financial statements.

REED'S, INC. (FORMERLY ORIGINAL BEVERAGE CORPORATION)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                             Additional Retained
                Common Stock  Paid-In   Earnings
               Shares  Amount Capital  (Deficit) Total
               ---------------------------------------
BALANCES
January 1, 1999
             3,447,500 $345  $87,155 $114,344 $201,844
SALE OF COMMON STOCK, NET OF
EXPENSES       141,400   14  212,387       --  212,401
NET INCOME          --   --       --    6,808    6,808
              -------- ---- -------- -------- --------
BALANCES
December 31,
1999        3,588,900 359   299,542  121,152   421,053
SALE OF COMMON STOCK, NET OF
EXPENSES      699,975  70 1,245,343       -- 1,245,413
STOCK ISSUED IN CONNECTION WITH ACQUISITION OF RIGHTS
TO CHINA COLA 130,000  13   259,987       --   260,000
DEBT CONVERTED
TO EQUITY     200,000  20   149,980       --   150,000
EXERCISE
OF WARRANTS    37,500   4    37,496       --    37,500
STOCK ISSUED
FOR SERVICES    1,500  --     3,000       --     3,000
NET LOSS           --  --        -- (443,503)(443,503)
            --------- ---  --------  --------  -------
BALANCES
December 31, 2000
            4,657,875 466 1,995,348 (322,351)1,673,463
STOCK ISSUED FOR SERVICES
(Unaudited)    13,950   1    27,899       --    27,900
EXERCISE OF WARRANTS
(Unaudited)    20,000   2    19,998       --    20,000
DEBT CONVERTED TO EQUITY
(Unaudited)     8,889   1     9,999       --    10,000
SALE OF COMMON STOCK, NET OF
EXPENSES
(Unaudited)     4,250  --    20,109       --    20,109
NET LOSS
(Unaudited)        --  --        -- (456,396)(456,396)
            --------- ---  --------  --------  -------
BALANCES September 30, 2001(Unaudited)
           4,704,964$470$2,073,353$(778,747)$1,295,076
           ========= === ========= ========= =========

The accompanying notes are an integral part of these financial statements.

REED'S, INC. (FORMERLY ORIGINAL BEVERAGE CORPORATION)
STATEMENTS OF CASH FLOWS
                 Years Ended              Nine Months
                 December 31,      Ended September 30,
               2000       1999        2001        2000
               ---------------------------------------
                                (Unaudited)(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income
(loss)     ($443,503)    $6,808  ($456,396) ($274,284)
Adjustments to reconcile net income (loss)
to net cash used by operating activities:
Depreciation and
amortization  65,469     23,466     86,159     47,967
Services in exchange for
common stock   3,000         --     27,900         --
Imputed interest
Expense       21,748     12,466     12,935     28,548
Deferred income
taxes          4,457      7,482    (14,000)        --
Changes in operating assets and liabilities:
Trade accounts receivable,
net           92,856   (254,150)    (5,259)    (3,413)
Inventory   (415,474)  (298,162)   (64,473)  (370,025)
Income tax
refund        24,692    (56,250)       --      69,459
Prepaid
expenses     (36,813)    (9,842)    25,239    (27,477)
Other
receivables  (11,689)    12,458      9,780     (9,122)
Accounts
payable      (20,822)   343,733    351,949   (116,239)
Income taxes
payable           --     (8,163)       --         800
Accrued
expenses      28,003     27,518    (39,893)   (23,357)
             -------    -------    --------    ------
Net cash used by operating
activities  (688,076)  (192,636)   (66,059)  (677,143)
             -------    -------    --------    ------

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of property and
equipment   (381,418)   (28,775)   (44,198) (190,895)
Acquisition of intangible
assets       (33,821)        --    (16,342)       --
Acquisition of Virgil's
Root Beer         --   (368,138)        --        --
Increase (decrease) in restricted
cash         (64,840)    64,840         --    64,840
Increase (decrease) in restricted cash
payable       64,840    (64,840)        --   (64,840)
Advances to
officer      (20,193)        --    (22,538)  (13,975)
Payments received
from officer  11,702      4,393     27,862     7,500
             -------    -------    --------    ------
Net cash used by investing
activities  (423,730)  (392,520)    (55,216) (197,370)
             -------    -------    --------    ------
CASH FLOWS FROM FINANCING ACTIVITIES:

Payments on
debt        (107,812)  (385,450)    (95,496) (104,462)
Proceeds from issuance of common
stock      1,282,913    212,401      40,109 1,288,252
Proceeds from
borrowings        --    396,143     370,000        --
Net borrowing (repayment) on line
of credit    (10,000)        --      42,530   (10,000)
Proceeds from borrowings-related
parties           --    250,000      50,000        --
Payments on debt to related
parties      (70,846)   (41,983)         --   (57,326)
Bank
overdraft     14,718         --     (14,718)       --
           ---------  ---------    --------    ------
Net cash provided by financing
activities 1,108,973    431,111     392,425 1,116,464
           ---------    -------    --------    ------
NET INCREASE (DECREASE)
IN CASH       (2,833)  (154,045)    271,150   241,951
CASH - Beginning
of period      3,683    157,728         850     3,683
             -------    -------    --------    ------
CASH - End
of period    $   850    $ 3,683    $272,000  $245,634
             =======    =======    ========  ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for:
Interest         $44,741    $37,746  $72,863  $31,801
                 =======    =======  =======  =======
Income taxes        $800    $38,344     $800     $800
                 =======    =======  =======  =======
The accompanying notes are an integral
part of these financial statements.

Non-cash investing and financing activities:

In 2000, the Company incurred debt of $748,000 in connection with the acquisition of a building.

In 2000, the Company issued 130,000 shares of common stock with a value of $260,000 in connection with the acquisition of intangible assets.

In 2000, the Company converted debt to equity in the amount of $150,000.

The accompanying notes are an integral
part of these financial statements.

REEDS, INC.
fka
ORIGINAL BEVERAGE CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(1) Nature of Operations

The Company was organized under the laws of the state of Florida in January 1991. In 2001, the Company changed its name from Original Beverage Corporation to Reed's, Inc. and changed its state of incorporation from Florida to Delaware. The Company's primary activity is manufacturing and marketing gourmet natural non-alcoholic beverages. Its home office is in California, with most of the manufacturing function done at a contract facility in Pennsylvania.

(2) Revenue Recognition

Revenue is recognized on the sale of products when the products are shipped and all significant contractual obligations have been satisfied. Shipping, handling and warehousing costs are included in costs of sales in the statement of operations.

(3) Accounts Receivable

The allowance for doubtful accounts is established through a provision for bad debt charged to expense.
Receivables are charged off against the allowance when management believes that the collectibility of the account is unlikely. Recoveries of amounts previously charged off are credited to revenues. Allowance for doubtful accounts for the year ended December 31, 2000 was $7,500.

The allowance for returns and discounts is established through a provision for returns and discounts charged against sales. Receivables are charged off against the allowance when payments are received or products are returned. Allowance for returns and discounts for the year ended December 31, 2000 were $3,500.

(4) Inventory

Inventory is valued at the lower of cost (first-in, first-out) or market and is comprised of the following at December 31, 2000:

Raw materials                               $  417,673
Finished goods                                 918,929
                                            ----------
                                            $1,336,602
                                            ==========

(5) Property and Equipment and Related Depreciation

Property and equipment is stated at cost.
Depreciation is calculated using accelerated and straight-line methods over the estimated useful lives of the assets as follows:

Building and improvements                     39 years
Machinery and equipment                        7 years
Computer                                       5 years
Automobiles                                    5 years
Office equipment                               7 years

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Under SFAS 121, "Accounting for the Impairment of
Long-lived Assets and Assets to be Disposed of" the Company recognizes impairment losses on property and equipment and intangible assets whenever events or changes in circumstances indicate that the carrying amount of long-lived assets, on an individual property basis, may not be recoverable through undiscounted future cash flows. Such losses are determined using estimated fair value or by comparing the sum of the expected future net cash flows to the carrying amount of the asset. Impairment losses are recognized in operating income, as they are determined. The Company does not believe that a current impairment exists.

(6)	Intangible Assets

Goodwill represents the excess of acquisition costs over the fair market value of the net assets of acquired businesses and is being amortized on the straight-line basis over the estimated useful life of 20 years. Other intangible assets are being amortized on the straight-line basis over their estimated useful lives or their contractual terms as follows:

Design cost                                   10 years
Loan fee                                      25 years
Covenant not to compete                        2 years

(7) Advertising Costs

Advertising costs are expensed as incurred and are included in selling expenses in the amount of $33,402
(2000) and $54,718 (1999).

The Company currently accounts for certain sales incentives such as slotting fees as selling expenses.
In April 2001, the EITF reached a final consensus on Issue 00-25, "Accounting for Consideration from a
Vendor to a Retailer
in Connection with the Purchase or Promotion of the Vendor's Products." The consensus addresses the accounting treatment and income statement classification for certain sales incentives, including cooperative advertising arrangements, buy downs and slotting fees. The consensus requires that slotting fees, now classified by the Company as selling expense be reclassified as a reduction of gross sales. These guidelines will become effective for the Company during the first quarter of the year ended December 31, 2002. The
Company is considering adopting the guidelines for the year ending December 31, 2001. Had the Company adopted the guidelines for the year ended December 31, 2000, gross sales and selling expenses would have each been reduced by approximately $19,610. There would have been no impact on the reported net income.

(8) Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary timing differences between the financial statements and the tax returns.

(9) Stock Options

The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion
No. 25 (APB 25) "Accounting for Stock Issued to
Employees". Under APB 25, the Company recognizes no compensation expense related to employee stock options, because the option price per share will not be less than the fair market value on the date of the grant.

In 1996, SFAS No. 123, "Accounting for Stock-Based
Compensation", became effective. SFAS No. 123, which prescribes the recognition of compensation expense based on the fair value of options on the grant date, allows companies to continue applying APB 25 if certain pro forma disclosures are made assuming hypothetical fair value method application. See Note
H for further disclosure.

(10) Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(11) New Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting
Standards No. 141, "Business Combinations" ("SFAS
141") and Statement of Financial Accounting Standards
No. 142, "Goodwill and Other Intangible Assets" ("SFAS
142") SFAS 141 requires all business combinations to be accounted for using the purchase method of accounting and is effective for all business combinations completed after June 30, 2001. The adoption did not have a material effect on the Company's operating results or financial condition.
SFAS 142 requires goodwill to be tested for impairment under certain circumstances, and written-off when impaired, rather than being amortized as previous standards required. Furthermore, SFAS 142 required purchased intangible assets to be amortized over their estimated useful lives unless these lives are determined to be indefinite. SFAS 142 is effective for fiscal years beginning after December 15, 2001.
The Company is currently assessing the impact of SFAS 142 on its operating results and financial condition. The unamortized goodwill was $867,525 as of December 31, 2000 and $651,045 at December 31, 1999.

(12) Reclassifications

Certain reclassifications have been made to the prior year financial statements in order for them to conform to the current year presentation.

B. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 2000:

Land                                        $  409,546
Building and improvements                      475,382
Machinery and equipment                        225,754
Computer                                        78,003
Automobiles                                     50,580
Office equipment                                14,935
                                            ----------
                                             1,254,200
Less: Accumulated depreciation                 114,361
                                            ----------
                                            $1,139,839
                                            ==========
Depreciation expense for the years ended December 31, 2000 and 1999 was $30,383 and $13,660, respectively.

C. INTANGIBLE ASSETS

Intangible assets are carried at cost and consist of the following:

Goodwill                                      $909,982
Design cost                                     23,892
Loan fee                                        18,614
Covenant not to compete                         10,000
                                              --------
                                               962,488
Less:  Accumulated amortization                 52,321
                                              --------
                                              $910,167
                                              ========
Amortization expense for the years ended December 31, 2000 and 1999 was $35,086 and $9,806, respectively.

D. NOTE PAYABLE - BANK

The Company has an unsecured $50,000 line of credit with a bank. Interest is payable monthly at the Wall
Street prime rate plus 1.5%. The Company has no outstanding balance at December 31, 2000.

E. NOTES PAYABLE TO RELATED PARTIES

Notes payable to related parties consists of the following at December 31, 2000:

Note payable to a relative of the majority stock-
holder, payable in monthly installments of $7,500
including interest at 8% per annum until paid in
full. The note holder can convert the outstanding
balance of the note to common stock at $2.00 per
share. The note matures January 2003.         $177,540

Note payable to a relative of the majority stock-
holder, payable in monthly installments of $2,500,
including interest at 10% per annum until paid in
full. The note matures August 2002.             49,803

Note payable to a relative of certain stock-
holders, due on demand, with interest at 10%
per annum.  The note is convertible to common
stock at 60% of the initial public offering
price or 100% of a private offering.             5,000
                                              --------
                                               232,343
Less: Current maturities                       118,980
                                              --------
                                              $113,363
                                              ========

The aggregate maturities of notes payable to related parties for each of the next three years are as follows:

Year Ending
December 31,
2001                                          $118,980
2002                                           107,036
2003                                             6,327
                                              --------
                                              $232,343
                                              ========

F. LONG-TERM DEBT - OTHER

Long-term debt - Other consists of the following at December 31, 2000:

Note payable to SBA in the original amount of
$748,000 with interest at the New York prime
rate plus 1%, adjusted monthly with no cap or
floor. The combined principal and interest
payments are $7,063 initially with annual
adjustments. The interest rate was 10.5%
at December 31, 2000. The note is secured
by land and building and guaranteed by the
majority stockholder.
The note matures November, 2025.            $  748,000

Note payable for a business acquisition in the
original amount of $500,000, payable at $100,000
per annum, including 5.37% imputed interest. The
note is collateralized by a pledge of 3,200,000
shares of common stock owned by the majority
stockholder, who has also personally guaranteed
the obligation. The note matures June 2004.
The balance, net of imputed interest, is       351,569

Note payable to GMAC, secured by an automobile,
payable in monthly installments of $523
including interest at 2.9%.
The note matures February 2002.                  7,188

Notes payable to non-related individuals, due on
demand, with interest at 10% per annum.  The
notes are convertible to common stock at 60% of
the initial public offering price or 100%
of a private offering.  At the time of the
issuance of the notes, no beneficial conversion
feature existed because the strike price equaled
the price of the Company's stock                18,000
                                            ----------
                                             1,124,757
Less: Current maturities                       111,791
                                            ----------
                                            $1,012,966
                                            ==========

The aggregate maturities of long-term debt - other for each of the next five years and thereafter are as follows:

Years Ending
December 31,
2001                                        $  111,791
2002                                            93,762
2003                                            98,108
2004                                           103,830
2005                                             9,911
Thereafter                                     707,355
                                            ----------
                                            $1,124,757
                                            ==========

In connection with the note payable for a business acquisition above, amortization of imputed interest included in interest expense is $21,748 (2000) and $12,466 (1999).

During the year ended December 31, 2000 three lenders converted notes totaling $150,000 into 200,000 shares of common stock. The conversion price was $0.75 per share.

G. EARNINGS PER SHARE

Earnings (loss) per share calculations are in accordance with SFAS No. 128, "Earnings Per Share."
"Basic" earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the year.
"Diluted" earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus the dilutive effect of outstanding common stock warrants and convertible debentures. In 2000, the basic and diluted earnings per share calculations are the same because potential dilutive securities would have an anti-dilutive effect. The potentially dilutive securities consisted of warrants that would have affected the earnings per share calculation by 278,625 common shares had the effects not been anti-dilutive.

                              YEARS ENDED DECEMBER 31,
                                  2000         1999
                            -------------  -----------
Numerator:
Net income (loss), earnings
per share and earnings per
share - assuming dilution   $   (443,503)   $    6,808
Denominator:
Earnings per share -
Weighted average
shares outstanding             4,010,904     3,562,352
Effect of dilutive securities         --       371,500
                               ---------    ----------
Earnings per share -
assuming dilution - adjusted
weighted average shares      $ 4,010,904   $ 3,933,852
Earnings per share           $     (0.11)  $        --
Earnings per share -
assuming dilution            $     (0.11)  $        --

H. STOCK OPTIONS AND WARRANTS

(1) Stock Options

The Company has granted certain employees stock options to purchase the Company's common stock under employment agreements. The options generally vest immediately or when services are performed and have a maximum term of 10 years.

The following table summarizes the stock option
activity for the year ended December 31, 2000:
                                      Weighted Average
                           Options      Exercise Price

Balance, January 1, 2000    20,000              $2.00
Granted - 2000             122,376               2.00
Exercised - 2000                --                 --
Forfeited - 2000                --                 --
                          ---------
Balance, December 31, 2000 142,376              $2.00
                          =========
Options exercisable        142,376              $2.00
                          =========

A summary of the options outstanding and exercisable at December 31, 2000 is as follows:

WEIGHTED AVERAGE
EXERCISE              REMAINING       WEIGHTED AVERAGE
PRICE RANGE  NUMBER  CONTRACTUAL LIFE   EXERCISE PRICE
----------- -------  ---------------- ----------------
$ 2.00      142,376    113 months          $2.00

Had compensation cost for the plans been determined based on the fair value of the options at the grant date consistent with the methodology prescribed by SFAS 123, the Company's net income (loss) would have been the pro forma amounts indicated below:

                                  2000           1999
                                 ---------------------
Net income (loss):(in thousands)
As reported                      $(444)          $  7
Pro forma                         (543)            (9)

The following is a schedule of the weighted average exercise price and weighted average fair value in accordance with SFAS 123:

                                Weighted      Weighted
                                 Average       Average
                          Exercise Price    Fair Value
                          --------------    ----------
Exercise price:
Equals market price            $ 2.00          $ 0.81
Exceeds market price           $  --           $   --
Less than market price         $  --           $   --

The fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions used for grants in 2000 and 1999: no expected dividends or volatility, average risk - free interest rates of 5.16% (both years) and expected lives of 10 years.

(2) Warrants

The Company grants warrants to non-employees. The warrants are exercisable immediately or when services have been performed and expire 5 to 10 years after issuance.

A summary of the warrants outstanding and exercisable at December 31, 2000 is as follows:

WEIGHTED AVERAGE
EXERCISE              REMAINING       WEIGHTED AVERAGE
PRICE RANGE   NUMBER  CONTRACTUAL LIFE  EXERCISE PRICE
-----------   ------  ---------------- ---------------
  $ 0.02      262,500      54 months           $0.02
  $ 1.00       37,500       4 months           $1.00
  $ 2.00       15,000     120 months           $2.00
  $ 3.00       15,000     120 months           $3.00

I. CONCENTRATIONS

During 2000, two of the Company's customers accounted for approximately 22% of sales and 21% of accounts receivable in the aggregate. During 1999, one of the Company's customers accounted for approximately 11% of sales.

The Company currently relies on a single contract packer for a majority of its production and bottling of beverage products. They have different packers for their non-beverage products. Although there are other packers and the Company is in the process of outfitting their own brewery and bottling plant, a change in packers may cause a delay in the production process, which could ultimately affect operating results.

J. OTHER INCOME AND EXPENSE

Other income consists of the following:

                               2000              1999
Settlement                $      --           $  5,000
Forgiveness of interest      15,592                 --
                          ---------           --------
                          $  15,592           $  5,000
                          =========          =========

Other expenses consist of the following:

                               2000              1999
Expenses incurred for
 failed public offering  $      --           $ 122,192
Miscellaneous
 non-operating expense          --              19,983
                         ----------         ----------
                         $      --           $ 142,175
                         ==========         ==========

K.  INCOME TAXES

At December 31, 2000, the Company had available
Federal and state net operating loss carryforwards to reduce future taxable income of approximately $309,000 and $259,000, respectively. Federal carryforwards expire through 2020 and the state carryforwards expire through 2005. The deferred tax asset is approximately
$128,000 at December 31, 2000; however, due to the uncertainty as to whether the Company will realize the benefit, a valuation allowance has been established for 100% of the deferred tax asset.

The provision for income taxes is comprised of the
following:
                                     2000
                         -----------------------------
                          Federal     State     Total
                         -----------------------------
Current                  ($45,567)     $800  ($44,767)
Deferred                    3,583       874     4,457
                         -----------------------------
                         ($41,984)   $1,674  ($40,310)
                         =============================
                                     1999
                         -----------------------------
                          Federal     State     Total
                         -----------------------------
Current                   $    --      $800      $800
Deferred                       --       700       700
                         -----------------------------
                          $    --    $1,500    $1,500
                         =============================

The components of the Company's net deferred tax
provision are
                                   2000          1999
                                ---------------------
Net operating loss              ($120,085) $       --
Depreciation and amortization      10,518       9,300
Other                              (6,061)     (8,600)
Change in valuation reserve       120,085          --
                                ----------------------
                                   $4,457      $  700
                                ======================

The components of the Company's net deferred tax
liability are:
                                              2000
                                           ---------
Net operating loss                          $120,085
Other                                        (14,000)
Change in valuation reserve                 (120,085)
                                            ---------
                                            ($14,000)
                                            =========
A reconciliation of the provision for income taxes to
the amount computed at the Federal statutory rate is
as follows:
                                    2000        1999
                                --------------------
Federal income tax (benefit) at
statutory rate                   $(162,192)  $ 2,825
State minimum tax                      528       528
Permanent differences                1,269    (1,853)
Change in valuation reserve        120,085        --
                                 --------------------
                                  $(40,310)  $ 1,500
                                 ====================

L. RELATED PARTY TRANSACTIONS

In connection with certain debt as described in Note
E, the Company incurred interest expense of approximately $23,000 and $18,500 to relatives of certain stockholders for the years ended December 31, 2000 and 1999, respectively.

M. ASSET ACQUISITION

In December 2000, the Company acquired the rights to a natural soda known as China Cola in exchange for 130,000 shares of voting common stock of the Company.
In September 2001, the former owner of China Cola,
David Robinov became a director of the Company. The purchase price has been allocated as follows:

Goodwill                                      $250,000
Covenant not to compete                         10,000
                                              --------
                                              $260,000
                                              ========

On June 17, 1999, the Company acquired all the assets of Crowley Beverage Corporation. The acquisition was
Accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The fair value of assets acquired, including goodwill, was $873,768 and the liabilities assumed totaled $2,815. Goodwill of $659,982 was being amortized over 20 years on the straight-line basis.

N. COMMITMENT

In connection with the acquisition of the rights to China Cola, the Company entered into a royalty agreement for a period from July 2000 to June 2002 for $0.75 per case sold of China Cola products with a minimum payment of $18,750 per year. The payments are being made to the former owner of China Cola who is now one of the Company's directors.
Expenses incurred under this agreement are classified as selling expenses in the income statement. The expense under this agreement totaled $8,077 and $0 for the years ended December 31, 2000 and 1999, respectively.

The Company has an agreement with Malibu Teaz that gives the Company license to manufacture and market the product.
The Company must pay Malibu Teaz 50% of all profits from the sale of the product. Per the agreement, profit is defined as actual revenue from sales less actual expenses of the Company in effecting or causing the manufacture, marketing, and shipment of the products, including reasonable overhead. Expenses incurred under this agreement are classified as selling expenses in the income statement. The expense under this agreement totaled $1,60 and $1,974 for the years ended December
31, 2000 and 1999, respectively.

O. SUBSEQUENT EVENT

The Company expects to obtain a building improvement loan in the amount of $168,000. It will have a 25-year term, with interest at the New York prime rate plus
1%, adjusted monthly with no cap or floor. The combined principal and interest payments will be $1,597 initially with annual adjustments. The majority shareholder will guarantee the loan.

           NOTES TO THE FINANCIAL STATEMENTS

             SEPTEMBER 30, 2001 AND 2000
                    (Unaudited)

A. BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited financial statements of Reed's, Inc. fka
Original Beverage Corporation (the "Company") include all adjustments (consisting only of normal recurring adjustments) considered necessary to present fairly its financial position as of September 30, 2001, and the results of operations, and cash flows for the nine months ended September 30, 2001 and 2000. The results of operations for the nine months ended September 30, 2001 and 2000 are not necessarily indicative of the results to be expected for the full year or for any future period.

The financial statements and notes included herein should be read in conjunction with the audited financial statements and notes thereto.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(1) Inventory

Inventory is valued at the lower of cost (first-in, first-out) or market and is comprised of the following:

                                    September 30, 2001
                                         -------------
Raw materials                                 $497,119
Finished goods                                 903,956
                                            ----------
                                            $1,401,075
                                            ==========

(2) Earnings per share

The Company accounts for its earnings per share and earnings per share - with dilution in accordance with Statement of Financial Accounting Standards No. 128
"Earnings per Share" (SFAS no. 128).

The following table sets forth the computation of earnings per share:

                                   September 30,
                             -------------------------
                                2001            2000
                             -------------------------
Numerator:
Net loss                     $  (456,396) $  (274,284)
Denominator:
Weighted average
shares outstanding             4,693,018    3,887,374
Loss per share               $     (0.10) $     (0.07)

For the nine months ended September 30, 2001 and 2000 the calculation of basic and diluted earnings per share amounts are the same because potential dilutive securities would have had an anti-dilutive effect.
Potentially dilutive securities consists of the following at September 30, 2001 and 2000.

                      2001        2000

Warrants           272,437     278,625
Stock options       75,948          --
Convertible notes   55,885       8,944
                   -------     -------
                   404,270     287,569
                   =======     =======

C. LINE OF CREDIT

The Company has an unsecured $50,000 line of credit with a bank. Interest is payable monthly at the Wall
Street prime rate plus 1.5%. The Company's outstanding balance was $42,530 at September 30, 2001.
The interest rate in effect at September 30, 2001 was 8.25% per annum.

D. NOTES PAYABLE

Notes payable to various non-related
parties with interest at 8% per annum.
Principal and accrued interest are
Payable in full at the end of the note
term.  Warrants will be granted equal
to one share per dollar when the loan
is repaid.  The warrants will have
an exercise price of $3 and a term
of 10 years.  Upon issuance of the
warrants, interest expense will be
recorded equal to the fair value of
the warrants as determined by the
Black Scholes model.  The notes
mature from February 28, 2002 to July
25, 2002.                                    $ 370,000
                                             =========
E. LONG-TERM DEBT - OTHER

Long-term debt - Other consists of the following:

Note payable to SBA in the original amount
of $748,000 with interest at the New York
prime rate plus 1%, adjusted monthly with
no cap or floor. The combined principal and
interest payments are $7,063 initially with
annual adjustments.  The interest rate was
7% at September 30, 2001.  The note is secured
by land and building and guaranteed by the
majority stockholder.  The note matures
November 2025.                               $ 741,855

Note payable for a business acquisition in
the original amount of $500,000, payable at
$100,000 per annum, including 5.37% imputed
interest.  The note is collateralized by a
pledge of 3,200,000 shares of common stock
owned by the majority stockholder, who has
also personally guaranteed the obligation.
The note matures June 2004.  The balance,
net of imputed interest, is                    274,744

Note payable to GMAC, secured by an auto-
mobile, payable in monthly installments of
$523 including interest at 2.9%. The note
matures February 2002.                           2,596

The Company obtained a building improvement
loan in the amount of $168,000. It has a 25-year
term, with interest at the New York prime rate plus
1%, adjusted monthly with no cap or floor.  The
combined principal and interest payments is
$1,597 initially with annual adjustments.  The
majority shareholder guarantees the loan.  The
Company has drawn only a portion of the total
at period end.                                   2,429

Notes payable to non-related individuals, due on
demand, with interest at 10% per annum. The
notes are convertible to common stock at 60% of
the initial public offering price or 100%
of a private offering. At the time of the
issuance of the notes, no beneficial conversion
feature existed because the strike price
equaled the price of the Company's stock        18,000
                                           -----------
                                             1,039,624
Less: Current maturities                       117,013
                                           -----------
                                            $  922,611
                                           ===========

F. COMMITMENTS

In connection with the acquisition of the rights to China Cola, the Company entered into a royalty agreement for a period from July 2000 to June 2002 for $0.75 per case sold of China Cola products with a minimum payment of $18,750 per year. The payments are being made to the former owner of China Cola who is now one of the Company's directors. Expenses incurred under this agreement are classified as selling expenses in the income statement. The expense under this agreement totaled $18,688 and $4,030 for the nine months ended September 30, 2001 and 2000, respectively.

The Company has an agreement with Malibu Teaz that gives the Company license to manufacture and market the product. The Company must pay Malibu Teaz 50% of all profits from the sale of the product. Per the agreement, profit is defined as actual revenue from sales less actual expenses of the Company in effecting or causing the manufacture, marketing, and shipment of the products, including reasonable overhead. Expenses incurred under this agreement are classified as selling expenses in the income statement. The expense under this agreement totaled $1,197 and $1,218 for the nine months ended September 30, 2001 and 2000, respectively.

G. STOCK OPTIONS AND WARRANTS

(1) Stock Options

The Company has granted certain employees stock options to purchase the Company's common stock under employment agreements. The options generally vest immediately or when services are performed and have a maximum term of 10 years.

The following table summarizes the stock option
activity for the period ended September 30, 2001:
                                      Weighted Average
                           Options      Exercise Price

Balance, January 1, 2001   142,376              $2.00
Granted - 2001              49,000               3.00
Exercised - 2001                --                 --
Forfeited - 2001                --                 --
                          ---------
Balance, September 30, 2001 191,376             $2.26
                          =========
Options exercisable         191,376             $2.26
                          =========

A summary of the options outstanding and exercisable at September 30, 2001 is as follows:

WEIGHTED AVERAGE
EXERCISE              REMAINING       WEIGHTED AVERAGE
PRICE RANGE   NUMBER  CONTRACTUAL LIFE  EXERCISE PRICE
-----------   ------  ----------------  --------------
  $ 2.00      142,376     105 months            $2.00
  $ 3.00       49,000     117 months            $3.00

Had compensation cost for the plans been determined based on the fair value of the options at the grant date consistent with the methodology prescribed by SFAS 123, the Company's net income (loss) would have been the pro forma amounts indicated below:

                       Nine months ended September 30,
                                  2001           2000
                                 ---------------------
Net income (loss):(in thousands)
As reported                      $(456)         $(274)
Pro forma                         (490)          (349)


The following is a schedule of the weighted average exercise price and weighted average fair value in accordance with SFAS 123:

Weighted                      Weighted
Average                        Average
Exercise price:           Exercise Price    Fair Value
---------------           --------------    ----------
Equals market price          $  --           $   --
Exceeds market price         $  --           $   --
Less than market price       $2.26           $ 0.57

The fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions used for grants in 2001 and 2000: no expected dividends or volatility, average risk - free interest rates ranging from 4.81% to 6.30% and expected lives of 10 years.

(2) Warrants

The Company grants warrants to non-employees. The warrants are exercisable immediately or when services have been performed and expire 5 to 10 years after issuance.

A summary of the warrants outstanding and exercisable at September 30, 2001 is as follows:

WEIGHTED AVERAGE
EXERCISE              REMAINING       WEIGHTED AVERAGE
PRICE RANGE   NUMBER  CONTRACTUAL LIFE  EXERCISE PRICE
-----------   ------  ---------------- ---------------
  $ 0.02      262,500      45 months           $0.02
  $ 2.00       15,000     111 months           $2.00
  $ 3.00       15,000     111 months           $3.00

APPENDIX A

SUBSCRIPTION AGREEMENT

To Reed's, Inc.:

Please issue shares of your common stock in the amounts and name(s) shown below. My signature acknowledges that I have read the Prospectus dated
___________, 2002 (the "Prospectus") and am aware of the risk factors contained therein. I represent that I have relied solely upon the contents of the Prospectus in making an investment decision with regard to the shares offered thereby, and I have not relied on any other statements made by or with regard to Reed's, Inc. in connection with its anticipated operations or financial performance.

I further represent that I am a resident of the state of _______________ and that the broker-dealer through whom I am making this purchase is Equityhound
Securities Corp. or, if another broker-dealer, the following: ________________________.

I understand that Reed's Inc. and the broker-dealer will be relying on the above representations by me.

___________________     _____________________
     (Signature)          (Date)

___________________     _____________________
     (Signature)          (Date)


Enclosed is payment for ________ shares at $6.00;
Total: $________*

Register the shares in the following name(s) and amount(s):

(Please Print)

Name(s):_________________________________________
____

Number of share(s):  ________________

As (check one) [ ] Individual  [ ] Joint Tenancy
[ ] Husband & Wife as community property

[ ] Tenants in Common   [ ] Corporation   [ ]
Trust
[ ] Other:

For the person(s) who will be registered shareowners:

Mailing
Address:_________________________________________
___

City, State,
Zip:_____________________________________________
___

Telephone:_______________________________________
___

Social Security or Taxpayer ID
Number(s):________________________

No Subscription Is Effective Until
Acceptance. The
undersigned understands that this
subscription may be
accepted or rejected in whole or in
part by Reed's,
Inc. in its sole discretion and that
this subscription
is and shall be irrevocable unless
Reed's, Inc. for
any reason rejects this subscription

Subscription Accepted by Reed's, Inc.:

___________________________
__________
Christopher Reed, President                Date

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 Indemnification of Directors and Officers

Pursuant to our company's Bylaws, we may indemnify our directors and officers under certain circumstances against reasonable expenses
(including court costs and attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of our company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and we have the financial ability to honor the indemnity.

Item 25. Other Expenses of Issuance and
Distribution

SEC Registration Fees               $   4,500.00
Cost of Printing and Engraving
Share Certificates                      5,000.00*
Postage (mailing share certificates)      500.00*
Web Development (1)                    50,000.00*
Advertising Expenses (2)              170,000.00*
Legal Fees                             25,000.00*
Accounting Fees                        10,000.00*
Blue Sky Fees and Expenses
(State Registrations)                  20,000.00*
Miscellaneous Expenses (3)             15,000.00*
                                    -------------
TOTAL                               $ 300,000.00*
                                    =============
* Estimated.

(1) Web development expenses include: Cost of contracted design of web based disclosure documents, banner ads (tombstones) for other websites, web based cash transfer scenario development, secure server setup and maintenance, and related tasks. We anticipate that designers and technicians in this arena will cost an average of $100.00/hour for reliable workers and we are budgeting $50,000.00 for the performance of these tasks and implementation of the programming so designed.

(2) Advertising Expenses include magazine space in such magazines as Vegetarian Times, New Age
Magazine, and Natural Health. These ads generally cost a minimum of $5,000.00 and can cost upwards of $10,000.00 each. We may place as many as twenty such ads for a total expenditure of up to $100,000 to $125,000. We also may spend as much as $20,000 for banner advertisements on both small and major sites.

Promotional materials affixed to product packaging are expected to cost about $25,000. The advertising expenses set forth above are estimates based upon our experience and ad-rate shopping within the advertising and development sectors that we plan to utilize.)

(3) Miscellaneous expenses includes other expenses which the Company may incur in connection with the offering, including any outside clerical expenses incurred in connection with the offering.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

There have been no sales of unregistered securities within the last three (3) years, which would be required to be disclosed pursuant to
Item 701 of Regulation S-B, except for the following:

* In December 1998, a private placement offering was conducted by the Company raising approximately $213,150 from the sale of 142,100 shares of common stock at a price of $1.50 per share. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications and sophistication of the purchasers, the lack of any public solicitation, the investment intent of the purchasers, and the restrictions on resales of the securities acquired.

* From April 1999 to April 2000, a Rule 504 exempt public offering was conducted by the Company raising approximately $899,950 from the sale of 449,975 shares of common stock at a purchase price of $2.00 per share.

* In September 1999, the Company issued options to purchase 20,000 shares of common stock to a manager of the Company. The options have an exercise price of $2.00 per share and expire in September 2010. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications and sophistication of the purchaser, the lack of any public solicitation, the investment intent of the purchaser, and the restrictions on resales of the securities acquired.

* In June 2000, the Company issued options to purchase an aggregate of 122,376 shares of common stock to a consultant and a manager of the Company in partial consideration for services rendered to the Company. The exercise price of the options is $2.00 per share, and the options expire in June 2010. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications and sophistication of the purchasers, the lack of any public solicitation, the investment intent of the purchasers, and the restrictions on resales of the securities acquired.

* In August of 2000, $500,000 was raised in a private sale of 250,000 shares of common stock at $2 per share to Joseph Grace, an existing shareholder of the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section
4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications and sophistication of the purchaser, the lack of any public solicitation, the investment intent of the purchaser, and the restrictions on resales of the securities acquired.

* In December 2000 the Company issued
130,000 shares of common stock to David Robinov in consideration for the assets of China Cola.
The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications and sophistication of the purchaser, the lack of any public solicitation, the investment intent of the purchaser, and the restrictions on resales of the securities acquired.

* In December 2000, the Company issued 1,500 shares of common stock as a yearend bonus to its employees. The Company believes that the offering was exempt from registration under the Securities
Act by reason of Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

* In December 2000 Donald Hall, James Wade and
Robert Felton converted $150,000 worth of convertible debt issued in 1991 into 200,000 shares of common stock. The conversion price was $.75 per share. In addition, Donald Hall exercised warrants for 37,500 shares of the common stock which had been issued in connection with the issuance of the debt at $1 per share.
The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

* In December 2000, the Company granted to an existing shareholder of the Company warrants to purchase 15,000 common shares at an exercise price of $2.00 per share and warrants to purchase
15,000 common shares at an exercise price of $3.00 per share. The warrants expire in December
2010. The warrants were issued in consideration for the purchase of China Cola. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications and sophistication of the purchaser, the lack of any public solicitation, the investment intent of the purchaser, and the restrictions on resales of the securities acquired.

* In January 2001, the Company issued
10,750 shares of common stock as a yearend bonus to its employees. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

* In January 2001, the Company issued
3,200 shares of common stock in exchange for services provided by two vendors. The Company estimates that the value of the services provided in exchange for the shares was approximately
$3.00 per share. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications of the purchasers, and the restrictions on resales of the securities acquired.

* In February 2001 Robert T. Reed Jr. exercised warrants for 20,000 shares of the common stock at $1/share. The options had been issued in 1992.
The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications and sophistication of the purchaser, the lack of any public solicitation, the investment intent of the purchaser, and the restrictions on resales of the securities acquired.

* In May of 2001, the Company sold 500 shares of common stock at $3/share to an existing shareholder who is not an affiliate of the Company. The Company believes that the offering was exempt from registration under the Securities Act by reason of
Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications and sophistication of the purchaser, the lack of any public solicitation, the investment intent of the purchaser, and the restrictions on resales of the securities acquired.

* In June 2001, the Company issued options to purchase 30,000 shares of common stock to a consultant of the Company in partial consideration for services rendered to the Company. The exercise price of the options is $3.00 per share, and the options expire in June
2011. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications and sophistication of the purchasers, the lack of any public solicitation, the investment intent of the purchasers, and the restrictions on resales of the securities acquired.

* In June of 2001, the Company raised $420,000 from a sale of corporate debt to fifteen persons who were existing shareholders or otherwise familiar with the Company. This debt has a one-year term, and an annual coupon rate of 8%. The investors also receive options to purchase an aggregate of 420,000 common shares at an exercise price of $3.00 per share. The options expire ten years from the date of issuance. The investors were:

William Robertson                     $159,000
Lucinda Robertson                      $30,000
David Robinov                          $50,000
Martin Shepard                         $20,000
Kapur Payson                           $30,000
Mark Johnson                           $30,000
Dan Keays                              $30,000
Bill Milligan                          $25,000
Shane Milligan                         $20,000
Brant Milligan                          $5,000
Billy Milligan                          $5,000
Shalee Milligan                         $5,000
Shannon Milligan                        $5,000
William Holiman                         $1,000
Jason Robertson                         $5,000

The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications and sophistication of the purchasers, the lack of any public solicitation, the investment intent of the purchasers, and the restrictions on resales of the securities acquired.

* In July 2001, Mark Reed converted $10,000 worth of convertible debt issued in 1991 and accrued interest into 8,889 shares of common stock, or a conversion rate of $1.125 per share. The Company believes that the conversion was exempt from registration under the Securities Act by reason of Section 3(a)(9), since the issuance was an exchange with existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. In addition, the Company believes that the offering was exempt from registration under the Securities
Act by reason of Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications and sophistication of the purchaser, the lack of any public solicitation, the investment intent of the purchaser, and the restrictions on resales of the securities acquired.

* In July 2001, the Company issued options to purchase 1,500 shares of common stock to a consultant of the Company in partial consideration for services rendered to the Company. The exercise price of the options is $3.00 per share, and the options expire in July
2011. The Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications and sophistication of the purchasers, the lack of any public solicitation, the investment intent of the purchasers, and the restrictions on resales of the securities acquired.

* In August of 2001, $15,000 was raised in a private sale of a total of 3,750 shares of common stock at $4.00/share to two existing shareholders of the Company who are not affiliates of the Company. The
Company believes that the offering was exempt from registration under the Securities Act by reason of
Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications and sophistication of the purchasers, the lack of any public solicitation, the investment intent of the purchasers, and the restrictions on resales of the securities acquired.

* In October 2001, B.J. Green converted $17,816 worth of convertible debt and interest into 11,877 shares of common stock, or a conversion rate of $1.50 per share. The convertible debt had been issued in 1991. The Company believes that the conversion was exempt from registration under the Securities Act by reason of Section
3(a)(9), since the issuance was an exchange with existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. In addition, the Company believes that the offering was exempt from registration under the Securities Act by reason of Section 4(2) thereof as a non-public sale of securities due to the absence of a general solicitation, the general nature and circumstances of the sale, including the qualifications and sophistication of the purchaser, the lack of any public solicitation, the investment intent of the purchaser, and the restrictions on resales of the securities acquired.

Item 27 Exhibits

Copies of the following documents are filed with this registration statement as exhibits:

3.1  Certificate of Incorporation
    (Charter Document)
3.2  Bylaws
5.1  Legal opinion of Edward T. Swanson, Esq.
10.1 2001 Employee Stock Option Plan
10.2 Brewing Agreement dated June 1, 2001 between the Company and The Lion Brewery, Inc.*
10.3 License Agreement with Malibu Teaz*
11.  Statement Re: Computation of Per Share
     Earnings*
23.1 Consent of Sprayberry, Barnes, Marietta &
     Luttrell
23.2 Consent of Bay Sherman Craig & Goldstein,
     LLP
23.3 Consent of Edward T. Swanson, Esq.
    (contained in Exhibit 5.1)
24.1 Powers of Attorney
    (included in the signature page to the
     Registration Statement)**
27.  Financial Data Schedule*

   * To be filed by amendment.
  ** Previously filed.

Item 28 Undertakings

A. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933
Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

B. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section
10(a)(3) of the 1933 Act,

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section
230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement, and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form
SB-2 and authorized this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, California, on this 5th day of January, 2002.

REED'S, INC.

By ___________________________________
      (Christopher J. Reed, President)

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Christopher J. Reed
__________________________________
(Christopher J. Reed)
Chief Executive Officer, President & Chief
Financial Officer (Principal Financial Officer
and Principal Accounting Officer) Chairman of the
Board and Director
February 4, 2002


________________________________
(Joseph Grace)
Director
February __, 2002

*
_______________________________
(David Robinov)
Director
February 5, 2002

*
_______________________________
(Edward T. Swanson)
Director
February 5, 2002

* By /s/ CHRISTOPHER J. REED
* Christopher J. Reed, Attorney-in-Fact

EXHIBIT 3.1

CERTIFICATE OF INCORPORATION
OF
REED'S, INC.


ARTICLE I

The name of the corporation is Reed's, Inc.
(the "Corporation").

ARTICLE II

The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of
Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The
Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The Corporation is authorized to issue one class of shares of stock to be designated Common Stock, $0.0001 par value. The total number of shares that the Corporation is authorized to issue is 50,000,000 shares of Common Stock.

ARTICLE V

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

1. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2. Indemnification. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

3. Amendments. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VIII

Holders of stock of any class or series of this Corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.

ARTICLE IX

1. Number of Directors. The number of directors which constitutes the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation. Initially, the number of directors shall be one (1).

2. Election of Directors. Elections of directors shall not be by written ballot unless the Bylaws of the Corporation shall so provide.

3. Designation of Initial Director. The name and address of the initial director of the Corporation is as follows: Christopher J. Reed, 13000 South Spring
Street, Los Angeles, California 90061.

ARTICLE X

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XIII

The name and mailing address of the incorporator are as follows: D.L. Petrucci, Corporation Trust Center,
1209 Orange Street, Wilmington, Delaware 19801. The undersigned incorporator hereby acknowledges that the above Certificate of Incorporation of Reed's, Inc. is his act and deed and that the facts stated therein are true.



Dated: September 7, 2001

/s/ D.L. Petrucci

D. L. Petrucci

EXHIBIT 3.2

BYLAWS OF REED'S, INC.

The following are the Bylaws of REED'S, INC., a Delaware corporation (the "Corporation"), effective as of September 7, 2001 upon approval by the Corporation's Board of Directors and stockholders:

ARTICLE I. MEETINGS OF STOCKHOLDERS

SECTION 1. ANNUAL MEETING. The annual meeting of the stockholders of the Corporation for the election of Directors and the transaction of such other business as may be properly come before the meeting shall be held on the second Friday in June of each year or at another date and at such time as determined by the President or a majority of the Board of Directors. If the annual meeting is not held, by oversight or otherwise, a special meeting shall be held as soon as practical, and any business transacted or election held at that meeting shall be as valid as if transacted or held at the annual meeting.

SECTION 2. SPECIAL MEETINGS. Special meetings of the stockholders for any purpose shall be held when called by the President or a majority of the Board of Directors or when requested in writing by the holder or holders of not less than one-third (33 1/3%) of all the shares entitled to vote at the meeting. A meeting requested by stockholders shall be called for a date not less than ten nor more than sixty days after the request is made, unless the stockholders requesting the meeting designate a later date. The Secretary shall issue the call for the meeting, unless the President, the Board of Directors, or the stockholders requesting the meeting designate another person to do so. The stockholders at a special meeting may transact only business that is related to the purposes stated in the notice of the meeting.

SECTION 3. PLACE. Meetings of stockholders may be held within or without the State of Delaware and any stockholder may waive notice thereof either before or after the meeting.

SECTION 4. NOTICE. A written notice of each meeting of stockholders, stating the place, day, and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each stockholder of record entitled to vote at the meeting, not less than ten
(10) nor more than sixty (60) days before the date set for the meeting, either personally or by first class mail, by or at the direction of the President, the Secretary, or the officer or other persons calling the meeting. If mailed, the notice is effective when it is deposited in the United States mail, postage prepaid, addressed to the stockholder at his address as it appears on the records of the Corporation. This notice shall be sufficient for that meeting and any adjournment of the meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and, if after the adjournment, the Board does not fix a new record date for the adjourned meeting. If any stockholder transfers any of his stock after notice is given, it shall not be necessary to notify the transferee. All items to be placed on the agenda for vote at an annual stockholders meeting including any director or slate of directors, must be submitted to the Corporation in writing 75 days prior to the day of the meeting to allow the Corporation time to have the item included in the proxy statement mailed to all the stockholders with the notice of said meeting and further, in the case of a nomination of a director or a slate of directors, the submission shall also include the required qualifications and background information and an acceptance of the nomination in writing of each nominee.

SECTION 5. WAIVERS OF NOTICE. Whenever any notice is required to be given to any stockholder under these Bylaws, the Corporation's Certificate of
Incorporation, or the Delaware General Corporation
Law, a written waiver of notice signed at any time by the person entitled to that notice shall be equivalent to giving that notice. Attendance by a stockholder entitled to vote at a meeting, in person or by proxy, constitutes a waiver of notice of the meeting, except when a stockholder attends a meeting for the purpose, expressed at the beginning of the meeting, of objecting to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 6. CLOSING OF TRANSFER BOOKS OR FIXING OF
RECORD DATE. For the purpose of determining stockholders entitled to payment of any dividend or to receive notice of or to vote at any meeting of stockholders or any adjournment of any meeting or in order to make a determination of stockholders for any other purpose, the Board of Directors may provide that the stock transfer books shall be closed for a period not to exceed sixty days. If the stock transfer books are closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, they shall be closed at least ten days immediately preceding that meeting. Instead of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for the determination of stockholders but that date shall never be more than sixty days nor, in case of a meeting of stockholders, less than ten days prior to the date on which the action requiring the determination of stockholders is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of stockholders, the date on which either notice of the meeting is mailed or the resolution of the Board of Directors declaring a dividend or authorizing the action that requires a determination of stockholders is adopted shall be the record date for the determination of stockholders.
When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, the determination shall apply to any adjournment of the meeting, unless the Board of Directors fixes a new record date for the adjourned meeting.

SECTION 7. VOTING RECORD. At least ten (10) days before each meeting of stockholders, the officer or agent having charge of the stock transfer books for shares of the Corporation shall make a complete list of the stockholders entitled to vote at that meeting or at any adjournment of such meeting, stating each stockholder's address and the number, class, and series of the shares that he holds. This list shall be kept on file for a period of at least ten (10) days before the meeting at the Corporation's registered office or principal place of business or at the office of its transfer agent or registrar, and any stockholder may inspect the list anytime during usual business hours. The list also shall be produced and kept open at the time and place of the meeting, and any stockholder may inspect it anytime during the meeting. Failure to comply with the requirements of this section does not affect the validity of .any action taken at the meeting.

SECTION 8. STOCKHOLDER QUORUM AND VOTING. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any meeting of stockholders. When an item of business must be voted on by a class or series of stock, a majority of the shares of that class or series constitutes a quorum for the transaction of that business by that class or series. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the matter is the act of the stockholders unless otherwise provided by law or by the Corporation's Certificate of Incorporation.
After a quorum has been established at a stockholders' meeting, a withdrawal of stockholders that reduces the number of stockholders entitled to vote at the meeting below the number required for a quorum does not affect the validity of any action taken at the meeting.

SECTION 9. VOTING OF SHARES. Every stockholder entitled to vote at a meeting of stockholders is entitled, upon each proposal presented to the meeting, to one vote for each share of voting stock recorded in his name on the books of the Corporation on the record date fixed as provided in Article I, Section 6 of these Bylaws. A stockholder may vote either in person or by proxy executed in writing by the stockholder or his duly authorized attorney-in-fact. Treasury shares, shares of stock of this Corporation owned by another corporation the majority of the voting stock of which is owned or controlled by this Corporation, and shares of stock of this Corporation that it holds in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares.
The Chairman of the Board, the President, any Vice
President, the Secretary, and the Treasurer of a corporate stockholder, in that order, are presumed to possess authority to vote shares standing in the name of the corporate stockholder in the absence of a bylaw or other instrument of the corporate stockholder designating some other officer, agent, or proxy to vote the shares. Proof of that designation shall be made by presentation of a certified copy of the bylaws or other instrument of the corporate stockholder.
Shares held by a personal representative, guardian, or conservator may be voted by him, either in person or by proxy, without a transfer of those shares into his name. A trustee may vote, either in person or by proxy, shares standing in his name, but no trustee may vote any shares that are not transferred into his name. If he is authorized to do so by an appropriate order of the court by which he was appointed, a receiver may vote shares standing in his name or held by or under his control without a transfer of those shares into his name. A stockholder whose shares are pledged may vote those shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee or his nominee shall be entitled to vote the .shares transferred, unless the instrument creating the pledge provides otherwise.

SECTION 10. PROXIES. A stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent without a meeting or a stockholder's duly authorized attorney-in-fact may authorize one or more persons to act for him by proxy. To be effective, a proxy must be signed by the stockholder or his attorney-in-fact. A proxy granting authority to vote shares that are registered in the names of multiple owners is effective only if each record owner signs it. A proxy is not valid after three (3) years from its date unless it provides otherwise. A proxy is revocable at the pleasure of the stockholder executing it, except as otherwise provided by law. A proxy holder's authority to act is not revoked by the incompetence or death of the stockholder who executed the proxy unless, before the authority is exercised, the officer or agent responsible for maintaining the list of stockholders receives written notice of an adjudication of incompetence or death. If a proxy for the same shares confers authority on two or more persons and does not otherwise indicate how the shares should be voted, a majority of those proxies who are present at the meeting (or a single proxy holder if only one is present) may exercise all the powers conferred by the proxy, but if the proxy holders present at the meeting are equally divided as to the manner of voting in any case, the voting of the shares subject to the proxy shall be prorated. If a proxy expressly provides, the proxy holder may appoint in writing a substitute to act in his place.

SECTION 11. ACTION BY STOCKHOLDERS WITHOUT A MEETING.
Any action required by law, these Bylaws, or the Certificate of Incorporation of this Corporation to be taken at an annual or special meeting of stockholders of the Corporation or any action that may be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote, if a written consent, setting forth the action taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on the matter were present and voted.
All stockholders need not sign the same document. If any class of shares is entitled to vote as a class, written consent is required of both (a) the holders of each class of shares entitled to vote as a class, and
(b) the total shares entitled to vote on the matter.
In the case of each vote required by paragraphs (a) and (b) of the immediately preceding sentence, each such vote shall have not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote on the matter were present and voted. Promptly after the stockholders authorize an action by written consent, written notice shall be given to the stockholders who did not consent.

SECTION 12. VOTING TRUSTS. Any number of stockholders of this Corporation may create a voting trust in the manner provided by law for the purpose of conferring upon the trustee or trustees the right to vote or otherwise represent their shares. When the counterpart of a voting trust agreement and a copy of the record of the holders of voting trust certificates are deposited with the Corporation as provided by law, those documents shall be subject to the same right of examination by a stockholder of the Corporation, in person or by agent or attorney, as are the books and records of the Corporation, and the counterpart and the copy of the records shall be subject to examination by any holder of record of voting trust certificates, either in person or by agent or attorney at any reasonable time for any proper purpose.

SECTION 13. STOCKHOLDERS AGREEMENT. Two or more stockholders of this Corporation may enter into an agreement providing for the exercise of voting rights in the manner provided in the agreement or relating to any phase of the affairs of the Corporation, in the manner and to the extent provided by law. The agreement shall not impair the right of this Corporation to treat a stockholder of record as entitled to vote the shares as standing in his name.

ARTICLE II. DIRECTORS

SECTION 1. FUNCTION. The business of this Corporation shall be managed and its corporate powers exercised by the Board of Directors.

SECTION 2. NUMBER. The number of members of the Corporation's Board of Directors shall not be less than one nor more than seven, as fixed from time to time by resolution of the Board of Directors. All the Directors shall be of full age and at least one shall be a citizen of the United States. The presence of a majority of all Directors shall be necessary at any meeting to constitute a quorum for the transaction of business. Meetings of the Directors may be held within or without the state of Delaware.

SECTION 3. QUALIFICATION. Each Director need not be a resident of Delaware.

SECTION 4. COMPENSATION. The Board of Directors has authority to fix the compensation of the Directors as Directors and as officers.

SECTION 5. DUTIES OF DIRECTORS. A Director shall perform his duties as a Director, including his duties as a member of any committee of the Board upon which he serves, in good faith, in a manner he reasonably believes to be in the best interests of the Corporation, and with such care as an ordinarily prudent person in a similar position would use under similar circumstances. In performing his duties, a Director may rely on information, opinions, reports, or statements, including financial statements and other financial data, prepared or presented by the following:

(a) one or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented;

(b) counsel, public accountants, or other persons as to matters that the Director reasonably believes to be within that person's professional or expert competence; or

(c) a committee of the Board upon which he does not serve and which he reasonably believes to merit confidence, as to matters within the authority designated to it by the Certificate of Incorporation or the Bylaws. A Director shall not be considered as acting in good faith if he has knowledge concerning the matter in question that would cause the reliance described above to be unwarranted. A person who performs his duties in compliance with this section shall have no liability because of his being or having been a Director of the Corporation.

SECTION 6. PRESUMPTION OF ASSENT. A Director of the
Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken is presumed to have assented to the action unless he votes against it or expressly abstains from voting on it. The Secretary of the meeting shall record each abstention or negative vote in the minutes of the meeting.

SECTION 7. NEWLY CREATED DIRECTORSHIPS AND VACANCIES.
Newly created directorships and vacancies on the Board of Directors shall be filled in accordance with
Article IX of the Certificate of Incorporation.

SECTION 8. QUORUM AND VOTING. A majority of the full
Board of Directors constitutes a quorum for the transaction of business. The act of the majority of the Directors present at a meeting at which a quorum is present is the act of the Board of Directors.

SECTION 9. EXECUTIVE AND OTHER COMMITTEES. The Board of Directors by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees each of which, to the extent provided in the resolution shall have and may exercise all the authority of the Board of Directors, except that no committee shall have the authority to:

(a) approve, adopt or recommend to stockholders actions or proposals required by law to be submitted to the stockholders, or

(b) amend or repeal the Bylaws. The Board of Directors, by resolution adopted according to this section, may designate one or more Directors as alternate members of any committee, who may act in the place of any absent member at any meeting of that committee.

SECTION 10. PLACE OF MEETINGS. Regular and special meetings by the Board of Directors may be held within or outside the State of Delaware.

SECTION 11. REGULAR MEETINGS. A regular meeting of the
Board of Directors shall be held without notice other than this Bylaw immediately after, and at the same place as, the annual meeting of stockholders. The
Board of Directors may provide, by resolution, the time and place for the holding of additional regular meetings without notice other than this Bylaw.

SECTION 12. SPECIAL MEETINGS. Special meetings of the
Board of Directors may be called by or at the request of the President or any two Directors.

SECTION 13. NOTICE OF MEETINGS. Written notice of the time and place of special meetings of the Board of Directors shall be given to each Director by either personal delivery or first-class United States mail, telegram, or cablegram at least two days before the day on which the meeting held or shall be sent to him by facsimile transmission or telephoned or personally delivered to him not later than the day before the day on which the meeting is held. Notice of a meeting of the Board of Directors need not be given to any Director who signs a waiver of notice before, during, or after the meeting. Attendance of a Director at a meeting constitutes a waiver of notice of that meeting and waiver of all objections to the time and place of the meeting, and the manner in which it was called or convened, except when the Director attends the meeting solely to object, at the beginning of the meeting, to the transaction of business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of that meeting. A majority of the Directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place. Notice of any adjourned meeting shall be given to the Directors who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other Directors.

SECTION 14. METHOD OF MEETING. Members of the Board of
Directors may participate in the meeting of the Board by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other at the same time. Participation by such means constitutes presence in person at a meeting.

SECTION 15. ACTION WITHOUT A MEETING. Any action required to be taken at a meeting of the Directors, or any action that may be taken at a meeting of the Directors or a committee of the Directors, may be taken without a meeting if a written consent, setting forth the action to be taken and signed by all the Directors or committee members, is filed in the minutes of the proceedings of the Board or the committee. All Directors need not sign the same document. A unanimous, written consent has the same effect as a unanimous vote.

SECTION 16. DIRECTOR CONFLICTS OF INTEREST. No contract or other transaction between this Corporation and one or more of its Directors or any other corporation, firm, association or entity in which one or more of the Directors are directors or officers or are financially interested, shall be either void or voidable because of that relationship or interest or because the Director or Directors are present at the meeting of the Board of Directors or a committee that authorizes, approves or ratifies the contract or transaction or because such person or persons votes are counted for that purpose, if:

(a) the existence of the relationship or interest is disclosed or known to the Board of Directors or committee that authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose, without counting the votes and consents of the interested Directors, or

(b) the existence of the relationship or interest is disclosed, or known to the stockholders entitled to vote and they authorize, approve, or ratify the contract or transaction by vote or written consent, or

(c) the contract or transaction is fair and reasonable to the Corporation at the time it is authorized by the Board, a committee, or the stockholders. Interested
Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee that authorizes, approves, or ratifies the contract or transaction.

ARTICLE III. OFFICERS

SECTION 1. OFFICERS. The Executive Officers of the
Corporation shall consist of a Chief Executive
Officer, President, a Secretary, and a Treasurer, and may include one or more Executive and Senior Vice
Presidents. The Executive Officers shall be elected by the Board of Directors, at the first meeting of the Board following the annual meeting of the stockholders each year. The Board from time to time may elect or appoint other officers (including Vice Presidents), assistant officers, and agents, who shall have the authority and perform such duties as the Board prescribes. Each Executive Officer shall hold office until his successor is appointed and has qualified or until his earlier death, resignation, or removal from office. One person may hold any two or more Executive
Offices. The failure to elect any Executive Officer shall not affect the existence of the Corporation.

SECTION 2. PRESIDENT. The President may also be the
Chief Executive Officer ("CEO") of the Corporation.
Subject to the directions of the Board of Directors, the CEO has general and active management of the business and affairs of the Corporation, and shall preside at all meetings of the stockholders and Board of Directors. The duties, powers and functions of the CEO and other officers shall be such as is and has been customary for such CEO and officers of the Corporation.

SECTION 3. VICE PRESIDENTS. The Executive Vice
Presidents and Senior Vice Presidents have the powers and shall perform the duties that the Board of Directors or the President prescribes. Unless the Board otherwise provides, if the President is absent or unable to act, the Executive Vice President shall perform all the duties and may exercise all the powers of the President. If the Executive Vice President is absent or unable to act, the Vice President who has served in the capacity for the longest time and who is present and able to act shall perform all the duties and may exercise all the powers of the Executive Vice
President. Unless the Board otherwise provides, any Executive or Senior Vice President may sign bonds, deeds, and contracts for the Corporation and, with the Secretary or Assistant Secretary, may sign certificates for shares of stock of the Corporation.

SECTION 4. SECRETARY. The Secretary shall (a) keep the minutes of the meetings of the stockholders and the Board of Directors in one or more books provided for that purpose, (b) see that all notices are duly given according to the relevant provisions of these Bylaws or as required by law, (c) maintain custody of the corporate records and seal, attest the signatures of officers who execute documents on behalf of the Corporation, and affix the seal to all documents that are executed on behalf of the Corporation under its seal, (d) keep a register of each stockholder's mailing address that the stockholder furnishes to the Secretary, (e) sign with the President or a Vice
President certificates for shares of stock of the Corporation, the issuance of which has been authorized by resolution of the Board of Directors, (f) have general charge of the stock transfer books of the Corporation, and (g) in general, perform all duties incident to the office of Secretary and such other duties as the President or the Board of Directors from time to time prescribes.

SECTION 5. TREASURER. The Treasurer shall (a) have charge and custody of and be responsible for all funds and securities of the Corporation, (b) receive and give receipts for all monies due and payable to the Corporation and deposit all monies in the name of the Corporation in the banks, trust companies, or other depositories selected by the Board of Directors, and
(c) in general perform all the duties incident to the office of Treasurer and such other duties as the President or the Board of Directors from time to time assigns to him. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such sureties as the Board of Directors determines.

SECTION 6. REMOVAL OF OFFICERS. An officer or agent elected or appointed by the Board of Directors may be removed by the Board or the CEO whenever in the judgment of either, his removal would serve the best interests of the Corporation. Removal shall be without prejudice to any contract rights of the person removed. The mere appointment of any person as an officer, agent, or employee of the Corporation does not create any contract rights. The Board of Directors may fill a vacancy in any office.

SECTION 7. SALARIES. The Board of Directors from time to time shall fix the salaries of the officers, and no officer shall be prevented from receiving a salary merely because he is also a Director of the Corporation.

ARTICLE IV. INDEMNIFICATION

Any person, or his heirs or personal representative who is made or threatened to be made a party to any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative, because he or his testator or intestate is or was a Director, officer, employee, or agent of this Corporation or serves or served any other Corporation or enterprise in any capacity at the request of this Corporation, shall be indemnified by this Corporation, and this Corporation may advance his related expenses to the full extent permitted by law.
The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which the person or his heirs, or personal representative may be entitled. The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying these persons. The insurance may be for the benefit of all Directors, officers, or employees.

ARTICLE V. STOCK CERTIFICATES

SECTION 1. ISSUANCE. Every stockholder of this
Corporation is entitled to have a certificate, evidencing all shares to which he is entitled. No certificate shall be issued for any share until the share is fully paid.

SECTION 2. FORM. Certificates evidencing shares in this Corporation shall be signed by the President or a Vice President and the Secretary or an Assistant
Secretary and may be sealed with the seal of this Corporation or a facsimile of the seal. The signatures of the foregoing officers may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar, other than the Corporation or an employee of the Corporation. If, before the certificate is issued, any officer who signed or whose facsimile signature has been placed on the certificate ceases to hold that office, the certificate may be issued and will be as effective as if that person were an officer at the date of issuance. Every certificate evidencing shares that are restricted as to the sale, disposition, or other transfer shall (a) bear a legend stating that those shares are restricted as to transfer and (b) the circumstances under which the shares may be transferred. Every certificate evidencing shares shall state on its face (a) the name of the Corporation, (b) that the Corporation is organized under the laws of Delaware, (c) the name of the person or persons to whom the shares are issued,
(d) the number and class of shares, (e) the designation of the series, if any, that the certificate evidences, and (f) the par value of each share evidenced by the certificate or a statement that the shares have a par value on the stock of $0.0001.

SECTION 3. LOST, STOLEN, OR DESTROYED CERTIFICATES.

The Corporation may issue a new certificate in the place of any certificate previously issued if the holder of record of the Corporation (a) makes proof in affidavit form that it has been lost, destroyed, or wrongfully taken, (b) requests the issuance of a new certificate before the Corporation has notice the certificate has been acquired by a purchaser for value in good faith and without notice of any adverse claim,
(c) if requested by the Corporation, gives bond in such form as the Corporation directs, to indemnify the Corporation, the transfer agent, and the registrar against any claim that may be made because of the alleged loss, destruction, or theft of a certificate, and (d) satisfies any other reasonable requirements imposed by the Corporation.

ARTICLE VI. BOOKS AND RECORDS

SECTION 1. RECORDS REQUIRED. This Corporation shall keep correct and complete books and records of account and minutes of the proceedings of its stockholders, Board of Directors, and committees of Directors, and shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its stockholders, giving the names and addresses of all stockholders, and the number, class and series, if any, of the shares held by each.

SECTION 2. FORM. The Corporation's books, records, and minutes may be written or kept in any other form capable of being converted into writing within a reasonable time.

SECTION 3. INSPECTION. Upon written demand stating a proper purpose, any stockholder may examine, in person or by agent or attorney, during the usual hours for business, the Corporation's stock ledger, a list of its stockholders, and any other books and records permitted by law, and may make copies or extracts from any of the foregoing.

SECTION 4. FINANCIAL REPORTS. Unless modified by resolution of the stockholders, not later than four months after the close of each fiscal year, this Corporation shall prepare a balance sheet showing in reasonable detail the financial condition of the Corporation as of the close of its fiscal year and a profit and loss statement showing the results of its operation during its fiscal year. These balance sheets and profit and loss statements shall be (a) filed at the office of the Corporation, (b) kept for at least three (3) years, and (c) subject to inspection during business hours by any stockholder or holder of voting trust certificates, in person or by agent. The
Corporation shall mail a copy of the most recent balance sheet and profit and loss statement to any stockholder or holder of voting trust certificates for shares of the Corporation, upon his written request.

SECTION 5. FISCAL YEAR. The fiscal year of the
Corporation shall be determined by resolution of the Board of Directors.

ARTICLE VII. DIVIDENDS

The Board of Directors from time to time may declare, and the Corporation may pay, dividends on the Corporation's outstanding shares in the manner and upon the terms and conditions provided by law.

ARTICLE VIII. SEAL

The Corporate seal shall have the name of the Corporation and the word "seal" inscribed on it, and may be a facsimile, engraved, printed, or impression seal.

ARTICLE IX. AMENDMENT

These Bylaws may be repealed or amended, and additional Bylaws may be adopted, by a majority vote of the Board of Directors, all in accordance and conformity with the Certificate of Incorporation, and if any Bylaw is found to be in conflict with the Certificate of Incorporation then the Certificate of Incorporation shall prevail.

EXHIBIT 5.1

EDWARD T. SWANSON
Attorney At Law
1135 17th Street, Suite E
Santa Monica, California 90403
Phone: (310) 283-1035       Fax: (310) 828-6138
Email: etswanson@att.net

January 3, 2001

Reed's, Inc.
13000 South Spring Street
Los Angeles, California

Gentlemen:

This opinion is issued to Reed's, Inc. (the "Company") in connection with the proposed offering and sale of up to 3,000,000 shares of the Company's Common Stock which are the subject of the Company's Registration
Statement on Form SB-2, Registration No. 333-72198, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933. Such shares are hereinafter referred to as the "Shares."

In rendering our opinion herein, we have assumed the satisfaction of the following conditions: the issuance by any necessary regulatory authorities of appropriate permits, consents, approvals, authorizations and orders relating to the offering and sale of the Shares in their respective jurisdictions; the Registration
Statement being declared effective; the offering and sale of the Shares in the manner set forth in the Registration Statement and pursuant to said permits, consents, approvals, authorizations and orders; and the receipt by the Company of the consideration for the Shares as described in the Registration Statement.
We have reviewed such documents and have made such inquiries as we have deemed necessary and appropriate to render the opinion set forth herein. We have assumed that all documents that have been submitted to us as originals are true and correct and those documents submitted to us, as copies conform to the originals of those documents.

Based upon the foregoing, it is our opinion that the Shares will be, when issued, legally issued, fully paid and non-assessable.

This opinion is addressed solely to the Company, and no one else has the right to rely upon it, nor may anyone release it, quote from it, or employ it in any transaction other than those discussed herein without our written consent; however, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters."

Sincerely,

/s/ Edward T. Swanson, Esq.

EXHIBIT 10.1
ORIGINAL BEVERAGE CORPORATION
2001 STOCK OPTION PLAN

1. Purpose, Restrictions on Amount Available Under the
Plan. The Original Beverage Corporation 2001 Stock
Option Plan (the "Plan") is intended to encourage stock ownership by employees, consultants and directors of Original Beverage Corporation (the
"Corporation"), and any divisions and Subsidiary
Corporations (as hereinafter defined), so that they may acquire or increase their proprietary interest in the Corporation, and to encourage such employees, directors, and consultants to remain in their employ of or associated with the Corporation and to put forth maximum efforts for the success of the Corporation and its business. It is further intended that options granted by the Committee pursuant to Section 6 of this Plan shall constitute "incentive stock options"
("Incentive Stock Options") within the meaning of
Section 422 of the Internal Revenue Code (as hereinafter defined), and the regulations issued thereunder, and options granted by the Committee pursuant to Section 7 of this Plan shall constitute
"non-qualified stock options" ("Non-qualified Stock
Options").

2. Definitions. As used in this Plan, the following words and phrases shall have the meanings indicated.

(a) "Disability" shall mean an Optionee's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months.

(b) "Employer Corporation" is the entity which employs the person granted options under this Plan.

(c) "Fair Market Value" per share as of a particular date shall mean the last sale price of the Corporation's Common Stock as reported in a national securities exchange or the NASDAQ National Market
System or, if last sale reporting quotation is not available for the Corporation's Common Stock , the average if the bid and asked prices of the Corporation's Common Stock as reported by NASDAQ or on the OTC Bulletin Board, or if none, National Quotation
Bureau Inc.'s "Pink Sheets" or, if such quotations are unavailable, the value determined by the Committee (as hereinafter defined) in accordance with its discretion in making a bona fide, good faith determination of fair market value. The Board of Directors may reject the determination of Fair Market Value made by the Committee, and shall thereupon determine the applicable Fair Market Value. Fair Market Value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

(d) "Internal Revenue Code" shall mean the United
States Internal Revenue Code of 1986, as amended from time to time (codified at Title 26 of the United
States Code), and any successor legislation.

(e) "Options" shall mean Incentive Stock Options and/or Non-qualified Stock Options granted pursuant to this Plan.

(f) "Parent Corporation" shall mean any corporation
(other than the Employer Corporation) in an unbroken chain of corporations ending with the Employer
Corporation if, at the time of granting an Option, each of the corporations other than the Employer
Corporations own stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(g) "Subsidiary Corporation" shall mean any corporation (other than the Employer Corporation) in an unbroken chain beginning with the Employer
Corporation if, at the time of granting an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. Administration.

(a) The Plan shall be administered by the Compensation
Committee (the "Committee"), consisting of not less than two members of the Board of Directors of the Corporation (the "Board"), or alternatively, in the absence of a designated and qualified committee, the entire Board shall serve as the Committee.

(b) The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including (without limitation): the authority to grant
Options; to determine which Options shall constitute
Incentive Stock Options and which Options shall constitute Non-qualified Stock Options; to determine the purchase price of the shares of Common Stock covered by each Option (the "Option Price") to determine the persons to whom, and the time or times at which, Options shall be granted, to determine the number of shares to be covered by each Option; to determine Fair Market Value per share; to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the Option Agreements (which need not be identical) entered into in connection with Options granted under the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

(c) The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others. One member of the Committee shall be selected by the Board as chairman. The
Committee shall hold its meetings at such times and places as it shall deem advisable. All determinations of the Committee shall be made by not less than a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may appoint a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. The secretary need not be a member of the Committee or a member of the Board.

(d) No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option granted hereunder.

4. Eligibility.

(a) Subject to certain limitations hereinafter set forth, Options may be granted to employees of (including officers), and consultants to and directors of (whether or not they are employees), the Corporation or its present or future divisions and Subsidiary Corporations, provided such persons meet minimum requirements, if any, as may be established by the Committee, in its discretion. In determining the persons to whom Options shall be granted and the number of shares to be covered by each Option, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Corporation and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan. A person to whom an Option has been granted hereunder is sometimes referred to herein as an "Optionee."

(b) An Optionee shall be eligible to receive more than one grant of an Option during the term of the Plan, but only on the terms and subject to the restrictions as hereinafter set forth.

5. Stock.

(a) The stock subject to the Options hereunder shall be shares of the Corporation's common stock, no par value per share ("Common Stock"). Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or that may be reacquired by the Corporation. The aggregate number of shares of Common Stock as to which Options may be granted from time to time under the Plan shall not exceed 500,000.
The limitations established by the preceding sentences shall be subject to adjustment as provided in Section
8(i) hereof.

(b) In the event that any outstanding Option under the Plan for any reason expires or is terminated without having been exercised in full, the shares of Common
Stock allocable to the unexercised portion of such Option (unless the Plan shall have been terminated) shall become available for subsequent grants of Options under the Plan.

6. Incentive Stock Options

(a) Options granted pursuant to this Section 6 are intended to constitute Incentive Stock Options and shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in Section 8 hereof. Consultants and directors who are not employees of the Corporation shall not be entitled to receive Incentive Stock
Options.

(b) The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of Common Stock, with respect to which Incentive Stock Options granted under this and any other plan of the Corporation or any Parent
Corporation or Subsidiary Corporation are exercisable for the first time by an Optionee during any calendar year, may not exceed the amount set forth in Section
422 (d) of the Internal Revenue Code.

(c) Incentive Stock Options granted under this Plan are intended to satisfy all requirements for incentive stock options under the Internal Revenue Code and the Treasury Regulations thereunder and, notwithstanding any other provision of this Plan. The Plan and all Incentive Stock Options granted under it shall be so construed, and all contrary provisions shall be so limited in scope and effect and, to the extent they cannot be so limited, they shall be void.

7. Non-qualified Stock Options. Options granted pursuant to this Section 7 are intended to constitute
Non-qualified Stock Options and shall be subject only to the general terms and conditions specified in
Section 8 hereof.

8. Terms and Conditions at Options. Each Option granted pursuant to the Plan shall be evidenced by a written option agreement between the Corporation and the Optionee, which agreement shall comply with and be subject to the following terms and conditions.

(a) Number of Shares. Each Option Agreement shall state the number of shares of Common Stock to which the Option relates.

(b) Type of Option. Each Option Agreement shall specifically identify the portion, if any, of the Option which constitutes an Incentive Stock Option and the portion, if any, which constitutes a Non-qualified
Stock Option.

(c) Option Price.

(i) Each Option Agreement shall state the Option
Price, which (except as otherwise set forth in paragraphs 8 (c) (ii) hereof) shall not be less than 100% of the Fair Market Value per share on the date of grant of the Option.

(ii)	Any Incentive Stock Option granted under the Plan
to a person owning more than ten percent of the total combined voting power of the Common Stock shall be at a price of not less than 110% of the Fair Market Value per share on the date of grant of the Option.

(iii) The Option Price shall be subject to adjustment as provided in Section 8(i) hereof.

(iv)	The date on which the Committee adopts a
resolution expressly granting an Option shall be considered the day on which such Option is granted.

(d) Term of Options. Options shall be exercisable over the exercise period as and at the times the Committee, in its sole discretion, may determine, as reflected in the Option Agreement, provided, however:

(i)	The exercise period shall not exceed ten years
from the date of grant of the Option.

(ii)	Incentive Stock Options granted to a person
owning more than ten percent of the total combined voting power of the Common Stock of the Corporation shall be for no more than five years.

(iii) An Option granted under the Plan to an Optionee may, at the election of the Committee, include a provision conditioning or accelerating the receipt of benefits upon the occurrence of specified events, such as a change in control of the Corporation or a dissolution, liquidation, sale of substantially all of the property and assets of the Corporation, or other event.

(iv)	The exercise period shall be subject to earlier
termination as provided in Sections 8(f) and 8(g) hereof, and furthermore shall be terminated upon surrender of the option by the holder thereof if such surrender has been authorized in advance by the Committee.

(e) Method of Exercise and Medium and Time of Payment

(i) An Option may be exercised as to any, or all, full shares of Common Stock as to which the Option is exercisable, provided, however, that an Option may not be exercised at any one time as to fewer than 100 shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than 100).

(ii)	Each exercise of an Option granted hereunder,
whether in whole or in part, shall be by written notice to the Secretary of the Corporation designating the number of shares as to which the Option is exercised, and shall be accompanied by payment in full of the Option Price for the number of shares so designated, together with any written statements or investment letter required by or advisable under any applicable security laws.

(iii) The Option Price shall be paid in cash.

(f) Termination. Except as provided in this Section
8(f) and in Section 8 (g) hereof, an Option may not be exercised unless the Optionee is then an employee or director of or consultant to the Corporation or a division or Subsidiary Corporation thereof (or a corporation or a Parent or Subsidiary Corporation of such corporation issuing or assuming the option in a transaction to which Section 424(a) of the Internal
Revenue Code applies), and unless the Optionee has remained continuously as an employee or director of or consultant to the Corporation since the date of grant of the Option.

(i) If the Optionee ceases to be an employee or director of or consultant to the Corporation (other than by reason of death, Disability or retirement), all Options of such Optionee that are exercisable at the time of such cessation may, unless earlier terminated in accordance with their terms, be exercised at any time within three months after such cessation; provided, however, that if the employment or consulting relationship of an Optionee shall terminate, or if a director shall be removed, for cause, all Options theretofore granted to such Optionee shall, to the extent not theretofore exercised, terminate immediately upon such termination or removal.

(ii)	Nothing in the Plan or in any Option granted
pursuant hereto shall confer upon an individual any right to continue in the employ of the Corporation or any of its divisions or Subsidiary Corporations or interfere in any way with the right of the Corporation or its shareholders or any such division or Subsidiary
Corporations to terminate such employment or other relationship between the individual and the Corporation or any of its divisions and subsidiary corporations.

(g)	Death, Disability or Retirement of Optionee. If
an Optionee shall die while a director of, or employed by, or a consultant to, the Corporation or a Subsidiary Corporation, or within three months after the termination or removal of such Optionee's employment or directorship or consulting relationship, other than termination or removal for cause, or if the Optionee's employment or directorship or consulting relationship, shall terminate by reason of Disability or retirement, all Options theretofore granted to such Optionee (whether or not otherwise exercisable) may, unless earlier terminated in accordance with their terms, be exercised by the Optionee or by Optionee's estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of the death or Disability of the Optionee, at any time within one year after the date of death, Disability or retirement of the Optionee.

(h) Nontransferability.

(i) Options granted under the Plan shall not be transferable other than by will or by the laws of descent, and Options may be exercised, during the lifetime of the Optionee, only by the Optionee and thereafter only by his legal representative.

(ii) Any attempted sale, pledge, assignment, hypothecation or other transfer of an Option contrary to the provisions hereof and, the levy of any execution, attachment or similar process upon an Option shall be null and void and without force or effect and shall result in automatic termination of the Option.

(iii) (A) As a condition to the transfer of any shares of Common Stock issued upon exercise of an Option granted under this Plan, the Corporation may require an opinion of counsel, satisfactory to the Corporation, to the effect that such transfer will not be in violation of the Securities Act of 1933 or any other applicable securities laws or that such transfer has been registered under federal and all applicable state securities laws; (B) Further, the Corporation shall be authorized to refrain from delivering or transferring shares of Common Stock issued under this Plan until the Board of Directors determines that such delivery or transfer will not violate applicable securities laws and the Optionee has tendered to the Corporation any federal, state or local tax owed by the Optionee as a result of exercising the Option, or disposing of any Common Stock, when the Corporation has a legal liability to satisfy such tax; (C) The
Corporation shall not be liable for damages due to delay in the delivery or issuance of any stock certificate for any reason whatsoever, including, but not limited to, a delay caused by listing requirements of any securities exchange or any registration requirements under the Securities Act of 1933, the Securities Exchange Act of 1934, or under any other state or federal law, rule or regulation; (D) The
Corporation is under no obligation to take any action or incur any expense in order to register or qualify the delivery or transfer of shares of Common Stock under applicable securities laws or to perfect any exemption from such registration or qualification; and
(E) Furthermore, the Corporation will have no liability to any Optionee for refusing to deliver or transfer shares of Common Stock if such refusal is based upon the foregoing provisions of this Paragraph.

(i)	Effect of Certain Changes

(i)	If there is any change in the number of shares of
Common Stock through the declaration of stock dividends, or through recapitalization resulting in stock splits, or combinations or exchanges of such shares, the number of shares of Common Stock available for Options, the number of such shares covered by outstanding Options, and the price per share of such Options, shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number of issued shares of Common Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

(ii)	In the event of a proposed dissolution or
liquidation of the Corporation, in the event of any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, or in the event of a merger or consolidation of the Corporation with another corporation, the Committee may (but is not obligated to) provide that the holder of each Option then exercisable shall have the right to exercise such Option (at its then Option Price) solely for the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such dissolution, liquidation, corporate separation or division, or merger or consolidation by a holder of the number of shares of Common Stock for which such Option might have been exercised immediately prior to such dissolution, liquidation, corporate separation or division or merger or consolidation; or the Committee may provide in the alternative, that each Option granted under the Plan shall terminate as of a date to be fixed by the Committee, provided, however, that not less than 30 days' written notice of the date so fixed shall be given to each Optionee, who shall have the right, during the period of 30 days preceding such termination, to exercise the Options as to all or any part of the shares of Common Stock covered thereby.
In such case the Committee may (but is not obligated to) provide that Options not otherwise exercisable may be exercised in such circumstances.

(iii) Paragraph (ii) of this Section 8(i) shall not apply to a merger or consolidation in which the Corporation is the surviving corporation and shares of Common Stock are not converted into or exchanged for stock, securities of any other corporation, cash or any other thing of value. Notwithstanding the preceding sentence, in case of any consolidation or merger of another corporation into the Corporation in which the Corporation is the surviving corporation and in which there is a reclassification or change
(including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares), the Committee may provide the holder of each Option then exercisable shall have the right to exercise such Option solely for the kind and amount of shares of stock and other securities
(including those of any new direct or indirect parent of the Corporation), property, cash or any combination thereof receivable upon such reclassification, change, consolidation or merger by the holder of the number of shares of Common Stock for which such Option might have been exercised.

(iv)	In the event of a change in the Common Stock of
the Corporation as presently constituted, which is limited to a change of all its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

(v)	To the extent that the foregoing adjustments
relate to stock or securities of the Corporation, such adjustments shall be made to the Committee, whose determination in that respect shall be final, binding and conclusive, provided that each Incentive Stock
Option granted pursuant to this Plan shall not be adjusted in a manner that causes such option to fail to continue to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal
Revenue Code.

(vi)	The Committee may, in its sole discretion, grant
an Optionee market and/or issuance price anti-dilution protection.

(vii) Except as hereinbefore expressly provided in
this Section 8(i), this Optionee shall have no rights
by reason of any subdivision or consolidation of
shares of stock of any class or the payment of any
stock dividend or any other increase or decrease in
the number of shares of stock of any class or by
reason of any dissolution, liquidation, merger, or
consolidation or spin-off of assets or stock of
another corporation, and any issue by the Corporation
of shares of stock of any class, or securities
convertible into shares of stock of any class, shall
not affect, and no adjustment by reason thereof shall
be made with respect to, the number of price of shares
of Common Stock subject to the Option.   The grant of
an Option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets.

(j)	Rights as Shareholder - Non-Distributive Intent

(i)	Neither a person to whom an Option is granted,
nor such person's legal representative, heir, legatee or distribute, shall be deemed to be the holder of, or to have any rights of a holder with respect to, any shares subject to such Option, until after the Option is exercised and the shares are issued to the person exercising such Options.

(ii)	Upon exercise of an Option at a time when there
is no registration statement in effect under the Securities Act of 1933 relating to the shares issuable upon exercise and available for delivery of a prospectus meeting the requirements of Section
10(a)(3) of said Act, shares may be issued to the Optionee only if the Optionee represents and warrants in writing to the Corporation that the shares purchased are being acquired for investment and not with a view to the distribution thereof.

(iii) No shares shall be issued upon the exercise of an Option unless and until there shall have been compliance with any then applicable requirements of the Securities and Exchange Commission, or any other regulatory agencies having jurisdiction over the Corporation.

(iv)	No adjustment shall be made for dividends
(ordinary or extraordinary), whether in cash, securities or other property) or distribution or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 8(i) hereof.

(k)	Other Provisions. The Option Agreements
authorized under the Plan shall contain such other provisions, including, without limitation, (i) the imposition of restrictions upon the exercise of an Option, and (ii) in the case of an Incentive Stock
Option, the inclusion of any condition not inconsistent with such Option qualifying as an Incentive Stock Option, as the Committee shall deem advisable.

(l)	Leave of Absence The Committee shall be entitled
to make such rules, regulations, and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any Option awarded hereunder. Without limiting the generality of the foregoing, the Committee shall be entitled to determine: (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan; and (ii) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence.

9. Agreement by Optionee Regarding Withholding Taxes.
If the Committee shall so require, as a condition of exercise, each Optionee shall agree that:

(a)	No later than the date of exercise of any Option
granted hereunder, the Optionee will pay to the Corporation or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option, and

(b)	The Corporation shall, to the extent permitted or
required by law, have the right to deduct federal, state and local taxes of any kind required by law to be withheld upon the exercise of such Option from any payment of any kind otherwise due to the Optionee. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligations is incurred.

(c)	The Corporation shall not be obligated to advisee
any Optionee of the existence of any such tax or the amount which the Corporation will be so required to withhold.

10.	Agreement by Optionee With Respect to Section 16.
If the Optionee is subject to the reporting requirements of Section 16(a) of the Securities
Exchange Act of 1934, as amended, the grant of this option shall not be effective until such person complies with the reporting requirements of Section
16(a).

11.	Term of Plan.	Options may be granted pursuant to
the Plan from time to time within a period of ten years from the date the Plan is adopted by the Board, or the date the Plan is approved by the shareholders of the Corporation, whichever is earlier.

12.	Amendment and Termination of the Plan.

(a) The Board at any time and from time to time may suspend, terminate, modify or amend the Plan;
provided, however, that:

(i)	Any amendment that would: (A) materially increase
the benefits accruing to participants under the Plan, or (B) increase the number of shares of Common Stock as to which Options may be granted under the Plan or materially modify the requirements as to eligibility for participation in the Plan, shall be subject to the approval of the holders of a majority of the shares of Common Stock of the Corporation presented or represented and entitled to vote at a duly constituted and held meeting of shareholders,

(ii)	Any such increase or modification that may result
from adjustments authorized by Section 8(i) hereof shall not require such approval.

(b)	Except as provided in Section 8 hereof, no
suspension, termination, modification or amendment of the Plan may adversely affect any Option previously granted, unless the written consent of the Optionee is obtained.

13.	Approval of Shareholders.  The Plan shall take
effect upon its adoption by the Board but shall be subject to the approval of the holders of the shares of Common Stock of the Corporation present or represented and entitled to vote at a duly constituted and held meeting of shareholders, which approval must occur within 12 months after the date the Plan is adopted by the Board.

14.	Assumption. The terms and conditions of any
outstanding Options granted pursuant to this Plan shall be assumed by, be binding upon and inure to the benefit of any successor corporation to the Corporation and shall continue to be governed by, to the extent applicable, the terms and conditions of this Plan. Such successor corporation shall not be otherwise obligated to assume this Plan.

15.	Termination of Right of Action.  Every right of
action arising out of or in connection with the Plan by or on behalf of the Corporation or of any Subsidiary, or by any shareholder of the Corporation or of any Subsidiary Corporation against any past, present or future member of the Board, or against any employer, or by an employee (past, present or future) against the Corporation or any Subsidiary Corporation will, irrespective of the place where an action may be brought and irrespective of the place of residence of any such shareholder, director or employee, cease and be barred as of the expiration of three years from the date of the act or omission in respect of which such right of action is alleged to have risen.

16.	Tax Litigation. The Corporation shall have the
right, but not the obligation, to contest, at its expense, any tax ruling or decision, administrative or judicial, on any issue which is related to the Plan and which the Board believes to be important to holders of Options issued under the Plan and to conduct any such contest or any litigation arising therefrom to a final decision.

17.	Adoption.

(a)	This Plan was approved by the Board of Directors
of the Corporation at a meeting on August 10, 2001.

(b)	This Plan was approved by the shareholders of the
Corporation at a meeting on August 29, 2001.

ORIGINAL BEVERAGE CORPORATION

By /s/ Christopher Reed
Christopher Reed, President
<END>